ocli1.429:jve:yeb
                                          agmts\stoc0501.agm
                                                      5/1/95

             STOCK AND NOTE PURCHASE AGREEMENT


                        BY AND AMONG


             OPTICAL COATING LABORATORY, INC.,


                    SICPA HOLDING S.A.,


                     ICI AMERICAS INC.,


                 ICI AMERICAN HOLDINGS INC.


                            AND


                    FLEX PRODUCTS, INC.



                        MAY 1, 1995
                     TABLE OF CONTENTS


1.   Definitions                                                   1

2.   Purchase and Sale of FLEX Shares and Note                     6
          (a)                             Basic Transactions       6
          (b)                  Purchase Price for the Shares       7
          (c)  Purchase Price for the Note                         7
          (d)                                    The Closing       7
          (e)                      Deliveries at the Closing       7
          (f)  Failure of One Buyer to Close                       8
          (g)  No Effect on Intercompany Debt                      8

3.   Representations and Warranties Concerning the
     Transaction                                                   8
          (a)        Representations and Warranties of ICIA
                                                Individually       8
                (i)   Power and Authority to Transfer the
                FLEX Shares                                        9
                                (ii)  No Pending Proceedings       9
                                              (iii) Validity       9
                        (iv)  Current Unencumbered Ownership       9
                    (v)   No Responsibility of Buyers or of FLEX
                for any Agent Representing ICIA                   10
                              (vi)  ICIA Financial Condition      10
                                   (vii) No Implied Warranty      10
          (b)       Representations and Warranties of ICIAH
                                                Individually      10
                    (i)   Power and Authority to Transfer the
                Note                                              11
                                (ii)  No Pending Proceedings      11
                                              (iii) Validity      11
                        (iv)  Current Unencumbered Ownership      11
                    (v)   No Responsibility of Buyers or of FLEX
                for any Agent Representing ICIAH                  12
                             (vi)  ICIAH Financial Condition      12
                                   (vii) No Implied Warranty      12
          (c)   Representations and Warranties of the Buyers      12
                (i)   No Responsibility of ICIA or ICIAH for
                               any Agent Representing Buyers      12
                                            (ii)  No Default      13
                              (iii) Purchase for Own Account      13
                    (iv)Acknowledgement that FLEX Shares and
                               Note have not been Registered      13
                                           (v)   Information      13
                                            (vi)  Disclosure      14
          (d)              Representations and Warranties of
                                           OCLI Individually      14
                                   (i)   Disclosure to SICPA      14

4.   Representations and Warranties to SICPA
     Concerning FLEX                                              14
          (a)              Organization, Power and Authority      14
          (b)                              Charter Documents      15
          (c)                              Capital Structure      15
          (d)                              Subsidiaries; Etc      16
          (e)                           Good Title to Assets      16
          (f)         No Commitments for Dividends or Other
                                   Stockholder Distributions      16
          (g)                         Officers and Directors      16
          (h)                           Financial Statements      16
          (i)                     Absence of Certain Changes      17
          (j)                                    Tax Matters      19
          (k)                                           Debt      20
          (l)                   Real Estate Owned and Leased      20
          (m)                                    Receivables      20
          (n)                                     Litigation      21
          (o)                           Compliance With Laws      21
          (p)                                        Permits      23
          (q)                                      Insurance      23
          (r)                  Absence of Sensitive Payments      23
          (s)    Records, Corporate Minutes and Stock Ledger      24
          (t)                                Labor Relations      24
          (u)                         Employee Benefit Plans      24
          (v)                             Proprietary Rights      25
          (w)                              Non-Contravention      27
          (x)                        Machinery and Equipment      28
          (y)     Information Relating to Material Contracts      28
          (z)     Relationships with Suppliers and Customers      29

5.   Representations and Warranties to OCLI
     Concerning FLEX                                              29
          (a)              Organization, Power and Authority      29
          (b)                              Charter Documents      29
          (c)                              Capital Structure      30
          (d)                                   Subsidiaries      30
          (e)                           Good Title to Assets      31
          (f)                         Officers and Directors      31
          (g)                           Financial Statements      31
          (h)                     Absence of Certain Changes      31
          (i)                                    Tax Matters      33
          (j)                                           Debt      34
          (k)                   Real Estate Owned and Leased      34
          (l)                                    Receivables      35
          (m)                                     Litigation      35
          (n)                           Compliance With Laws      35
          (o)                                        Permits      37
          (p)                                      Insurance      37
          (q)                  Absence of Sensitive Payments      37
          (r)    Records, Corporate Minutes and Stock Ledger      38
          (s)                                Labor Relations      38
          (t)                         Employee Benefit Plans      38
          (u)                             Proprietary Rights      39
          (v)                              Non-Contravention      41
          (w)                        Machinery and Equipment      41
          (x)     Information Relating to Material Contracts      41
          (y)     Relationships with Suppliers and Customers      42

6.   Pre-Closing Covenants                                        42
          (a)                                        General      42
          (b)                           Notices and Consents      42
          (c)                          Operation of Business      43
          (d)                       Preservation of Business      43
          (e)                                  Due Diligence      43
          (f)                         Notice of Developments      45
          (g)                                    Exclusivity      45
          (h)                               Beta III Machine      45

7.   Post-Closing Covenants                                       46
          (a)                                        General      46
          (b)                      Books and Records of FLEX      46
          (c)                             Litigation Support      46
          (d)                                     Transition      46
          (e)                                Confidentiality      47
          (f)                 Employment of FLEX's Personnel      47
          (g)                                          Taxes      47
          (h)          Funding of Research, Development and
                                       Engineering Agreement      49
          (i)         Assignment of Personal Property Leases      49
          (j)                  Payment of Insurance Premiums      49

8.   Conditions to Obligation to Close                            49
          (a)         Conditions to Obligation of the Buyers      49
          (b)    Conditions to Obligations of ICIA and ICIAH      51

9.   Remedies for Breaches of This Agreement                      53
          (a)     Survival of Representations and Warranties      53
          (b)         Indemnification Provisions by ICIA for
                                       Benefit of the Buyers      53
          (c)        Indemnification Provisions by ICIAH for
                                       Benefit of the Buyers      54
          (d)         Indemnification Provisions for Benefit
                                           of ICIA and ICIAH      55
          (e)                Matters Involving Third Parties      55
          (f)                    Insurance; Exclusive Remedy      56
          (g)                                     Mitigation      57
          (h)  Adjustment to Purchase Price                       57

10.  Termination                                                  57
          (a)                       Termination of Agreement      57
          (b)                          Effect of Termination      58

11.  Miscellaneous                                                58
          (a)        Press Releases and Public Announcements      58
          (b)                   No Third-Party Beneficiaries      58
          (c)                               Entire Agreement      58
          (d)                        Joint Venture Agreement      59
          (e)                      Succession and Assignment      60
          (f)                                   Counterparts      60
          (g)                                       Headings      60
          (h)                                        Notices      60
          (i)                                  Governing Law      62
          (j)                         Amendments and Waivers      62
          (k)                                   Severability      63
          (l)                                       Expenses      63
          (m)                                   Construction      63
          (n)         Incorporation of Exhibits, Appendices,
                   and Schedules; Construction of Disclosure
                                                    Schedule      63
          (o)    Consent to Jurisdiction and Forum Selection      63
          (p)                      Attorneys' Fees and Costs      64

             STOCK AND NOTE PURCHASE AGREEMENT


     THIS AGREEMENT is executed on the 1st day of May, 1995, by and among Optical Coating Laboratory, Inc., a Delaware corporation, having an office at 2789 Northpoint Parkway, Santa Rosa, California 95407-7397 (hereinafter referred to as "OCLI"), SICPA Holding S.A., a Swiss corporation, having an office at 2 rue de la Paix, 1002 Lausanne, Switzerland (hereinafter referred to as "SICPA" and, together with OCLI, sometimes hereinafter referred to collectively as the "Buyers"), ICI Americas Inc., a Delaware corporation, having an office at Concord Plaza, 3411 Silverside Road, Wilmington, Delaware 19850 (hereinafter referred to as "ICIA"), ICI American Holdings Inc., a Delaware corporation, having an office at Concord Plaza, 3411 Silverside Road, Wilmington, Delaware 19850 (hereinafter referred to as "ICIAH") and, solely for purposes of Section 11(d) below, Flex Products, Inc., a Delaware corporation, having an office at 2793 Northpoint Parkway, Santa Rosa, California 95407-7397 (hereinafter referred to as "FLEX"). OCLI, SICPA, ICIA and ICIAH are referred to collectively herein as the "Parties."

                    W I T N E S E T H :

     WHEREAS, ICIA owns 120 shares of common stock ("Common Stock") and 12 shares of Series B Preferred Stock ("Series B Stock") of FLEX;

     WHEREAS, ICIAH owns the Note, as defined below;

     WHEREAS, OCLI and SICPA desire to buy and ICIA desires to sell all of ICIA's shares of Common Stock (the "Common Shares") and Series B Stock (the "Series B Shares" and, together with the Common Shares, collectively the "FLEX Shares") and OCLI and SICPA desire to buy and ICIAH desires to sell the Note;

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

     1.   Definitions.

          "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement made with the Indemnifying Party's concurrence, liabilities, obligations, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

          "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

          "Applicable Law" has the meaning set forth in
Section 3(a)(iii) below.

          "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or would reasonably be expected to form the basis for any specified consequence.

          "Beta III Machine" means the machine and related equipment to be purchased by FLEX pursuant to the Purchase Order.

          "Business" means the business conducted by FLEX on or prior to the Closing Date.

          "Buyers" has the meaning set forth in the preface above.

          "Cause" has the meaning set forth in Section 7(f) below.

          "Ceiling" has the meaning set forth in Section 9(b) below.

          "Closing" has the meaning set forth in Section 2(d) below.

          "Closing Date" has the meaning set forth in Section 2(d) below.

          "Confidential Information" means any information concerning the Business and affairs of FLEX other than such information (i) which is in the public domain, (ii) with respect to any Person, which is already properly and lawfully in such Person's possession and is not subject to any obligation of secrecy on such Person's part, (iii) with respect to any Person, which becomes available to such Person on a non-confidential basis from a source which is not a party hereto or any Affiliate of a party hereto (including FLEX) or (iv) with respect to any Person (other than FLEX), which such Person can prove was generated independently by it without reference to any information made available pursuant to this Agreement or the Letter of Intent or any other relationship with FLEX, including without limitation, as a customer or shareholder of FLEX.

          "Disclosure Schedule" has the meaning set forth in Section 4 below.

          "Employee Benefit Plan" means any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or
(iv) Employee Welfare Benefit Plan or material fringe benefit plan or program.

          "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

          "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Financial Statements" has the meaning set forth in
Section 4(h) below.

          "FLEX" has the meaning set forth in the preface above.

          "FLEX Shares" has the meaning set forth in the third recital above.

          "GAAP" means United States generally accepted accounting principles as in effect from time to time.

          "Hazardous Material" has the meaning set forth in Section
4(o) below.

          "ICIA" has the meaning set forth in the preface above.

          "ICIAH" has the meaning set forth in the preface above.

          "Indemnified Party" has the meaning set forth in
Section 9(e) below.

          "Indemnifying Party" has the meaning set forth in
Section 9(e) below.

          "IRS" means the Internal Revenue Service of the United
States of America.

          "JV Agreement" has the meaning set forth in Section 11(d) below.

          "Knowledge" means actual knowledge without a presumption of due inquiry into the matter in question. The foregoing notwithstanding, knowledge as used in Section 4 shall include matters that would have been known by ICIA had it conducted due inquiry into such matters; in this respect ICIA shall ask Messrs. Michael Sullivan, William H. Mayers and Colin Waters to read Section 4 and advise ICIA if they are aware of any incorrect or misleading representation or warranty contained therein. Matters known to William Mayers or Colin Waters which are not otherwise within the knowledge of ICIA or ICIAH shall in no event be deemed to be known by or within the knowledge of ICIA or ICIAH.

          "Letter of Intent means that certain Letter of Intent dated January 9, 1995, among the Parties.

          "Material trade secret" has the meaning set forth in
Section 4(v) below.

          "Most Recent Balance Sheet" has the meaning set forth in
Section 4(h) below.

          "Multiemployer Plan" has the meaning set forth in ERISA
Section 3(37).

          "Note" means FLEX's promissory note payable to the order of ICIAH and dated April 30, 1995, evidencing indebtedness owed to ICIAH under a line of credit loan to FLEX, a true, correct and complete copy of which (including all amendments thereto) is attached hereto as Exhibit A.

          "Note Purchase Price" has the meaning set forth in
Section 2(c) below.

          "Notice" has the meaning set forth in Section 4(o) below.

          "OCLI" has the meaning set forth in the preface above.

          "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          "Parties" has the meaning set forth in the preface above.

          "Permits" has the meaning set forth in Section 4(p) below.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          "Process Know-how" has the meaning set forth in Section 4(s) below.

          "Properties" means all property of whatever nature used by FLEX in the conduct of the Business, including, without limitation, any buildings, machinery and equipment under lease.

          "Purchase Order" means that certain purchase order dated December 12, 1994, and that certain Apparatus Sale Agreement dated as of October 14, 1994, by and between FLEX and DIPLING, Hilmar Weinert, Vakuum-Verfahenstchnik GmbH ("Weinert"), pursuant to which FLEX is required to purchase and Weinert is required to sell the Beta III Machine.

          "Real Estate" has the meaning set forth in Section 4(l) below.

          "Records" has the meaning set forth in Section 4(s) below.

          "Release" has the meaning set forth in Section 4(o) below.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than liens for taxes not yet due and payable.

          "Share Purchase Price" has the meaning set forth in
Section 2(b) below.

          "SICPA" has the meaning set forth in the preface above.

          "Software" has the meaning set forth in Section 4(v) below.

          "Subsidiary" means any corporation with respect to which a specified Person (or an Affiliate thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

          "Transfer" has the meaning set forth in Section 4(i) below.

          "Third-Party Claim" has the meaning set forth in
Section 9(e) below.

     2.   Purchase and Sale of FLEX Shares and Note.

          (a)  Basic Transactions.

               (i) On the Closing Date, ICIA shall sell to OCLI and SICPA, and OCLI and SICPA shall purchase from ICIA, the FLEX Shares, free and clear of all Security Interests of any nature whatsoever, except those arising by reason of action or inaction by, or with respect to, either Buyer. Each Buyer shall purchase the number of FLEX Shares set opposite its respective name as set forth on
Schedule 2(a)(i) attached hereto.

               (ii) On the Closing Date, ICIAH shall sell to OCLI and SICPA, and OCLI and SICPA shall purchase from ICIAH, the Note, free and clear of all Security Interests of any nature whatsoever, except those arising by reason of action or inaction by, or with respect to, either Buyer. Each Buyer shall purchase that portion of the Note set opposite its respective name as set forth on Schedule 2(a)(ii) attached hereto. The Buyers shall have no recourse against ICIAH solely as a result of any default of FLEX under the Note, including, without limitation, any default resulting from FLEX's failure to make any payment of principal or interest under the Note when due.

          (b) Purchase Price for the Shares. The purchase price ("Share Purchase Price") for the FLEX Shares shall be an amount equal to $24,500,000.00. Of the Share Purchase Price $1,800,000.00 shall be allocated to the purchase of the Series B Shares and the balance shall be allocated to the purchase of the Common Shares. Each Buyer shall pay that portion of the Share Purchase Price set opposite its respective name as set forth on Schedule 2(a)(i) attached hereto.

          (c) Purchase Price for the Note. The purchase price for the Note shall be an amount equal to the outstanding and unpaid balance of principal, interest and all other amounts then owing thereunder including commitment fees accrued but unpaid under the Note (the "Note Purchase Price"). Assuming Closing occurs during the period May 8 to May 15, 1995, the Note Purchase Price shall be an amount equal to $11,695,000.00 plus accrued interest and commitment fee through the Closing Date as set forth on Schedule 2(a)(ii). Each Buyer shall pay that portion of the Note Purchase Price set opposite their respective names as set forth on Schedule 2(a)(ii) attached hereto.

          (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Collette & Erickson, 555 California Street, Suite 4350, San Francisco, California, commencing at 9:00 a.m. California time on such date as the Buyers, ICIA and ICIAH may mutually agree but in no event later than May 15, 1995 (the "Closing Date").

          (e) Deliveries at the Closing. At the Closing, (i) ICIA and ICIAH shall deliver to the Buyers the various certificates, instruments, and documents referred to in Section 8(a) below, (ii) the Buyers shall deliver to ICIA and ICIAH the various certificates, instruments, and documents referred to in Section 8(b) below, (iii) ICIA shall deliver to the Buyers stock certificates representing all the FLEX Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) ICIAH shall deliver to the Buyers the Note, endorsed without recourse pursuant to Section 2(a)(ii) in blank or accompanied by duly executed assignment documents, (v) the Buyers shall each deliver to ICIA their respective portions of the Share Purchase Price as set forth on Schedule 2(a)(i), and (vi) the Buyers shall each deliver to ICIAH their respective portions of the Note Purchase Price as set forth on Schedule 2(a)(ii). The delivery of funds by the Buyers pursuant to the foregoing clauses (v) and (vi) shall be by wire transfer of immediately available funds to an account designated by ICIA or ICIAH, as the case may be, by notice delivered to each Buyer prior to the Closing Date.

          (f) Failure of One Buyer to Close. In the event either Buyer fails to purchase the FLEX Shares such Buyer is required to purchase as set forth on Schedule 2(a)(i) attached hereto or that portion of the Note such Buyer is required to purchase as set forth on
Schedule 2(a)(ii), the other Buyer may waive the condition to Closing set forth in Section 8(a)(xii) below and may, but shall not be obligated to, purchase in its name and on its own behalf all, but not less than all, of the FLEX Shares and the Note by delivering the Share Purchase Price and the Note Purchase Price in full and by otherwise complying with the terms hereof, in which case ICIA and ICIAH shall be deemed to have waived the condition to Closing set forth in Section 8(b)(ix), but only to the extent that it requires the tender of the Share Purchase Price and the Note Purchase Price by each Buyer rather than either Buyer. Neither such waiver nor such additional purchase shall constitute a waiver by the purchasing Buyer, ICIA or ICIAH of any rights or remedies for breach of this Agreement by the nonpurchasing Buyer if such failure were to constitute a breach. Notwithstanding the foregoing, if one Buyer fails to close on the Closing Date or gives notice prior to the Closing Date that it will fail to do so and the other Buyer chooses to purchase at the Closing all of the Flex Shares and the Note pursuant to the foregoing, the Closing Date shall be extended to June 23, 1995.

          (g) No Effect on Intercompany Debt. The Parties acknowledge and agree that payment of the Share Purchase Price and the Note Purchase Price shall not extinguish or otherwise affect any obligations of FLEX to ICIA, ICIAH or their respective Affiliates except as otherwise specified herein.

     3.   Representations and Warranties Concerning the Transaction.

          (a) Representations and Warranties of ICIA Individually. To induce the Buyers to enter into this Agreement and to consummate the transactions called for hereunder, ICIA hereby represents and warrants to the Buyers and each of them that the following statements contained in this Section 3(a) are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing (as though made then and as if the date of the Closing were substituted for the date hereof throughout this Section 3(a)):

               (i) Power and Authority to Transfer the FLEX Shares. ICIA has full power and authority to sell all of the FLEX Shares.
ICIA has good and valid title to the FLEX Shares, free and clear of all liens and encumbrances of every nature.

               (ii) No Pending Proceedings. There is no legal proceeding pending, and ICIA knows of no proceeding threatened, which in any way interferes or may interfere with the delivery of the FLEX Shares to the Buyers. ICIA knows of no Basis for any such proceeding.

               (iii) Validity. This Agreement has been duly and validly executed and delivered by and constitutes a valid and binding obligation of ICIA, enforceable against it in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) violate the terms of any existing agreement or instrument to which ICIA is a party, is bound or under which ICIA holds the FLEX Shares, (B) violate any law, statute, rule, regulation, ordinance, decree, injunction, notice, approval, judgment, authorization, permit or other restriction of any federal, state or local government or government agency, court, board or other authority in effect as of or prior to the Closing Date ("Applicable Law"), or (C) conflict with, result in the breach of, constitute a default under, create in any party the right to accelerate, terminate, modify, cancel, or require notice under any agreement, contract, license, instrument, permit or other arrangement to which ICIA is a party or by which it is bound or to which any of its assets is subject.

               (iv) Current Unencumbered Ownership. ICIA presently owns of record and beneficially the FLEX Shares, free and clear of any restriction on transfer except for restrictions under the Securities Act and applicable state securities laws, and free and clear of all taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands other than as provided for herein and other than certain redemption rights relating to the Series B Stock. ICIA is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require ICIA to sell, transfer or otherwise dispose of any of the FLEX Shares. ICIA is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the FLEX Shares. At the Closing, subject to the Buyers' payment of the Share Purchase Price therefor, ICIA shall convey to the Buyers valid record title and beneficial ownership of the FLEX Shares, and as between the Buyers, each as to those of the FLEX Shares as set forth on Schedule 2(a)(i). All such FLEX Shares shall be transferred by ICIA to the respective Buyer free and clear of all Security Interests or other restrictions except those arising by action or inaction by, or with respect to, either Buyer and restrictions upon subsequent transfer imposed by applicable securities laws.

               (v) No Responsibility of Buyers or of FLEX for any Agent Representing ICIA. ICIA has not engaged the services of any broker, finder or agent in connection with the transactions contemplated hereby, for which either the Buyers, or either of them, or FLEX shall have any obligation as a result of this Agreement or the transactions contemplated hereby, and ICIA shall indemnify, hold harmless and defend the Buyers and each of them from and against any and all such obligations to any such agents retained or utilized by ICIA in such connection.

               (vi) ICIA Financial Condition. ICIA has a net worth, as determined in accordance with GAAP, of not less than $100,000,000.

               (vii) No Implied Warranty. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT, ICIA MAKES NO EXPRESS OR IMPLIED WARRANTY TO EITHER SICPA OR OCLI (A) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR AS TO ANY OTHER MATTER, AS TO ANY OR ALL OF THE TANGIBLE ASSETS OWNED OR LEASED BY FLEX, INCLUDING WITHOUT LIMITATION THE BETA III MACHINE OR (B) AS TO THE ACCURACY OF ANY PROSPECTIVE FINANCIAL INFORMATION PROVIDED TO BUYERS AT ANY TIME PRIOR TO OR AT THE CLOSING DATE IN CONNECTION HEREWITH, INCLUDING WITHOUT LIMITATION FORECASTS, BUDGETS, PLANS AND PROJECTIONS.

          (b) Representations and Warranties of ICIAH Individually. To induce the Buyers to enter into this Agreement and to consummate the transactions called for hereunder, ICIAH hereby represents and warrants to the Buyers and each of them that the following statements contained in this Section 3(b) are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing (as though made then and as if the date of the Closing was substituted for the date hereof throughout this Section 3(b)):

               (i) Power and Authority to Transfer the Note. ICIAH has full power and authority to sell the Note. ICIAH has good and valid title to the Note, free and clear of all liens and encumbrances of every nature.

               (ii) No Pending Proceedings. There is no legal proceeding pending, and ICIAH knows of no proceeding threatened, which in any way interferes or may interfere with the delivery of the Note to the Buyers. ICIAH knows of no Basis for any such proceeding.

               (iii) Validity. This Agreement has been duly and validly executed and delivered by and constitutes a valid and binding obligation of ICIAH, enforceable against it in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) violate the terms of any existing agreement or instrument to which ICIAH is a party, is bound or under which ICIAH holds the Note, (B) violate any Applicable Law, or (C) conflict with, result in the breach of, constitute a default under, create in any party the right to accelerate, terminate, modify, cancel, or require notice under any agreement, contract, license, instrument, permit or other arrangement to which ICIAH is a party or by which it is bound or to which any of its assets is subject.

               (iv) Current Unencumbered Ownership. ICIAH presently owns of record and beneficially the Note, free and clear of any restriction on transfer except for restrictions under the Securities Act and applicable state securities laws, and free and clear of all taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands other than as provided for herein. ICIAH is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require ICIAH to sell, transfer or otherwise dispose of the Note. At the Closing, subject to the Buyers' payment of the Note Purchase Price therefor, ICIAH shall convey to the Buyers valid record title and beneficial ownership of the Note, and as between the Buyers, each as to that portion of the Note as set forth on Schedule 2(a)(ii). The Note shall be transferred by ICIAH to the respective Buyer free and clear of all Security Interests or other restrictions except those arising by action or inaction by, or with respect to, either Buyer and restrictions upon subsequent transfer imposed by applicable securities laws.

               (v) No Responsibility of Buyers or of FLEX for any Agent Representing ICIAH. ICIAH has not engaged the services of any broker, finder or agent in connection with the transactions contemplated hereby, for which either the Buyers, or either of them, or FLEX shall have any obligation as a result of this Agreement or the transactions contemplated hereby, and ICIAH shall indemnify, hold harmless and defend the Buyers and each of them from and against any and all such obligations to any such agents retained or utilized by ICIAH in such connection.

               (vi) ICIAH Financial Condition. ICIAH has a net worth, as determined in accordance with GAAP, of not less than $100,000,000.

               (vii) No Implied Warranty. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT, ICIAH MAKES NO EXPRESS OR IMPLIED WARRANTY TO EITHER SICPA OR OCLI (A) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR AS TO ANY OTHER MATTER, AS TO ANY OR ALL OF THE TANGIBLE ASSETS OWNED OR LEASED BY FLEX, INCLUDING WITHOUT LIMITATION THE BETA III MACHINE OR (B) AS TO THE ACCURACY OF ANY PROSPECTIVE FINANCIAL INFORMATION PROVIDED TO BUYERS AT ANY TIME PRIOR TO OR AT THE CLOSING DATE IN CONNECTION HEREWITH, INCLUDING WITHOUT LIMITATION FORECASTS, BUDGETS, PLANS AND PROJECTIONS.

          (c) Representations and Warranties of the Buyers. To induce ICIA and ICIAH to enter into this Agreement and to consummate the transactions contemplated hereunder, each Buyer, for itself only, represents and warrants to ICIA and ICIAH that the following statements contained in this Section 3(c) are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing (as though made then and as though the date of Closing were substituted for the date hereof throughout this Section 3(c)):

               (i) No Responsibility of ICIA or ICIAH for any Agent Representing Buyers. Each Buyer represents that it has not engaged the services of any broker, finder or agent in connection with the transactions contemplated hereby, for which ICIA or ICIAH shall have any obligation as a result of this Agreement or the transactions contemplated hereby, and the Buyers shall each, severally but not jointly, indemnify, hold harmless and defend ICIA and ICIAH from and against any and all such obligations to any such agents retained or utilized by either Buyer in such connection.

               (ii) No Default. Each Buyer represents that the execution, delivery and carrying out of this Agreement and compliance with the provisions hereof by such Buyer will not violate, with or without the giving of notice or the passage of time, any provisions of Applicable Law.

               (iii) Purchase for Own Account. Each Buyer represents that it is acquiring its allocated number of FLEX Shares and its allocated portion of the Note for its own account, for investment with no present intention of reselling or distributing such FLEX Shares or portion of the Note, and that it shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of any of the FLEX Shares or portion of the Note unless such sale or transfer is exempt from the registration requirements of, or covered by an effective registration statement under, the Securities Act, and is in compliance with all applicable state securities laws.

               (iv) Acknowledgement that FLEX Shares and Note have not been Registered. Each Buyer understands and acknowledges that neither the FLEX Shares nor the Note have been or will be prior to the Closing Date registered under the Securities Act or registered or qualified under any state securities or blue sky law but were issued pursuant to specific exemptions therefrom, and as such are subject to restrictions on retransfer, and that the certificates evidencing the FLEX Shares and the Note to be issued and sold to the Buyers shall bear an appropriate legend reflecting the restrictions on transfer under applicable federal and state securities laws.

               (v) Information. Each Buyer represents that, to its knowledge, it has been furnished all materials relating to FLEX, its business, financial condition, assets and results of operations, the sale of the FLEX Shares and the Note and any other matters which it has requested. Each Buyer further represents that it has been afforded the opportunity to ask questions of and receive answers from the officers and accountants of FLEX and certain officers of ICIA and ICIAH concerning the terms and conditions of the sale of the FLEX Shares and the Note and, to its knowledge, to obtain any additional information which FLEX, ICIA or ICIAH possesses or can acquire related to the FLEX Shares or the Note without unreasonable effort or expense; provided, however, that Buyers have not, prior to the date hereof, been furnished with certain materials containing Process Know-How and the names of the other party or parties to and technical specifications contained in certain agreements that by their terms are not disclosable.

               (vi) Disclosure. No representation or warranty by the Buyers, and no certificate or statement furnished or to be furnished to ICIA or ICIAH pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of material fact necessary in order to make the statements contained herein and therein not misleading.

          (d) Representations and Warranties of OCLI Individually. To induce ICIA and ICIAH to enter into this Agreement and to consummate the transactions contemplated hereunder, OCLI, for itself only, represents and warrants to ICIA and ICIAH that the following statements contained in this Section 3(d) are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing (as though made then and as though the date of Closing were substituted for the date hereof throughout this Section 3(d)):

               (i) Disclosure to SICPA. No director or officer of OCLI or, to OCLI's knowledge employee of OCLI, has provided information (whether oral or written) to SICPA materially inconsistent with the representations and warranties made in this Agreement by ICIA.

     4. Representations and Warranties to SICPA Concerning FLEX. To induce SICPA to enter into this Agreement and to consummate the transactions called for hereunder, ICIA represents and warrants to SICPA that the following statements contained in this Section 4 are true, correct and complete as of the date of this Agreement and will be true, correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule attached hereto as
Schedule 4 (the "Disclosure Schedule"):

          (a) Organization, Power and Authority. FLEX is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or lease its Properties and to carry on the Business as it is now being conducted, and is duly qualified to do business and is in good standing in the State of California and in all other jurisdictions where its failure to be so qualified and in good standing would have a material adverse effect on the Business, conditions (financial or otherwise), Properties or operations of FLEX.

          (b) Charter Documents. ICIA has delivered to SICPA copies, all certified by the Delaware Secretary of State, of the Certificate of Incorporation and any Certificates of Designation of FLEX and all amendments thereto through the date hereof and the Bylaws of FLEX as amended to the date hereof and certified by the Secretary of FLEX. FLEX is not in default under or in violation of any provision of its Certificate of Incorporation, any Certificates of Designation or Bylaws.

          (c) Capital Structure. The entire authorized capital stock of FLEX presently consists of 1,000 shares of Common Stock, $0.01 par value, of which a total of 200 shares are presently issued and outstanding, and 1,000 shares of Preferred Stock, $0.01 par value, of which 80 shares have been designated as Series A Preferred Stock and 12 shares have been designated as Series B Preferred Stock, and of which no shares of Series A Preferred Stock and 12 shares of Series B Preferred Stock are presently issued and outstanding. Of the issued and outstanding shares of FLEX's capital stock, ICIA owns, of record and beneficially, a total of 120 shares of Common Stock and 12 shares of Series B Preferred Stock. To ICIA's knowledge, OCLI is the sole other shareholder of FLEX. All of the presently issued and outstanding shares of FLEX's capital stock have been duly authorized, are validly issued, fully paid and nonassessable, and, to ICIA's knowledge, have been so issued in compliance with all United States federal and state securities laws and other Applicable Law. There are no outstanding subscriptions, warrants, options, calls, commitments, conversion rights, exchange rights, agreements or other rights, contracts or commitments of any kind to which ICIA or FLEX are parties or by which either of them is bound relating to the authorized or issued capital stock of FLEX, except for a call option held by ICIA and a put option held by OCLI with respect to OCLI's shares of FLEX's capital stock, which ICIA and OCLI, respectively, shall relinquish without exercise as of the Closing, and for certain redemption rights relating to the Series B Stock. The foregoing notwithstanding, ICIA makes no representations or warranties respecting any voting trusts or other voting agreements, or any subscriptions, warrants, options, calls, commitments, conversion rights, exchange rights, agreements or other rights, contracts or commitments of any kind relating to any shares of capital stock of FLEX held by OCLI.

          (d) Subsidiaries; Etc. Except for the existing development joint venture created pursuant to that certain Joint Venture Agreement dated July 1, 1993, by and between FLEX and SICPA Industries of America, Inc., FLEX has no Subsidiaries and does not own, directly or indirectly, any interest or investment or exercise any control (as stockholder or in any other manner) in any corporation, limited liability company, partnership, business, trust or other entity.

          (e) Good Title to Assets. Except as set forth in Paragraph 4(e) of the Disclosure Schedule, FLEX has good, valid and marketable title to, or a valid leasehold in, all of the Properties and assets, whether tangible or intangible, used by it, located on its premises or shown on the Most Recent Balance Sheet (as defined below) or acquired after the date thereof, free and clear of any Security Interest excepting any Security Interest securing an indebtedness or other liability not in excess of $20,000.

          (f) No Commitments for Dividends or Other Stockholder Distributions. Except with respect to the redemption provisions relating to the Series B Stock as set forth in the Certificate of Designation, Preferences and Rights of Series B Preferred Stock of FLEX, as filed with the Delaware Secretary of State on December 15, 1988, FLEX is not a party to any agreement and has not otherwise become obligated to (i) declare, set aside or pay any dividend or make any distribution in respect of its capital stock; or (ii) directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock.

          (g)  Officers and Directors.  Paragraph 4(g) of the
Disclosure Schedule sets forth the name and title of each officer and director of FLEX.

          (h) Financial Statements. Attached as Appendix 1 to the Disclosure Schedule are the financial statements (the "Financial Statements") of FLEX consisting of balance sheets and statements of operations for each of the four fiscal years ended December 25, 1994, December 26, 1993, December 27, 1992, and December 29, 1991, each of which was audited and certified by KPMG Peat Marwick or its predecessor. The balance sheet of FLEX as of December 25, 1994 shall hereinafter be referred to as the "Most Recent Balance Sheet". Except as set forth in Paragraph 4(h) of the Disclosure Schedule, the Financial Statements (i) have been prepared in accordance with GAAP applied consistently with the accounting policies set forth in the respective Footnotes 1 to such Financial Statements and (ii) fairly present the financial condition and results of operations of FLEX as at the dates and for the periods stated therein.

          (i) Absence of Certain Changes. Since the date of the Most Recent Balance Sheet and except as set forth in Paragraph 4(i) of the Disclosure Schedule, there has not been any:

               (i) Transaction by FLEX except in the Ordinary Course of Business and except for FLEX's order and purchase of the Beta III Machine and any related commitment regarding installation of the Beta III Machine.

               (ii) Capital expenditure by FLEX, other than for the purchase or installation of the Beta III Machine, exceeding in the aggregate $250,000.

               (iii)  Change in accounting methods or practices
(including, without limitation, any change in depreciation or amortization policies or rates) by FLEX.

               (iv)  Revaluation by FLEX of any of its assets.

               (v) Increase in the salary or other compensation payable or to become payable by FLEX to any of its officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment by FLEX of a bonus or other additional salary or compensation to any such person, except for bonuses to employees generally consistent with previously adopted written bonus commitments or prior years' practices.

               (vi) Loan to or entering into any other transaction by FLEX with any of its officers, directors or employees, except for standard forms of confidentiality and assignment of inventions agreements and other agreements routinely executed by employees in the ordinary course of their employment.

               (vii)  Adoption, execution or entering into or
modification or termination of any employment contract or collective bargaining agreement, bonus, profit-sharing, incentive, severance or other plan, contract or commitment by FLEX for the benefit of any of its officers, directors or employees.

               (viii) Obligation or liability, whether absolute or contingent, of a type required to be disclosed under GAAP, incurred by FLEX other than current obligations and liabilities incurred in the Ordinary Course of Business, except with respect to the order and purchase of the Beta III Machine and any commitment regarding installation of the Beta III Machine.

               (ix) Damage, destruction or loss of any asset of FLEX (whether or not covered by insurance) which, in the aggregate and net of insurance coverage, exceeds $100,000.

                (x) Other than those amendments or terminations that occur in the Ordinary Course of Business, amendment or termination of any contract, agreement or license to which FLEX is a party.

               (xi) Loan by FLEX to any person or entity, or guaranty by FLEX of any loan.

               (xii) Issuance or sale by FLEX of any shares of its capital stock of any class, or any other of its securities except for drawdowns by it under the Note.

               (xiii) Grant, creation or imposition of any Security Interest affecting any asset, whether tangible or intangible, of FLEX excepting any Security Interest securing an indebtedness or other liability not in excess of $20,000 made in the Ordinary Course of Business.

               (xiv) Sale, transfer, lease, assignment, abandonment or other disposition ("Transfer") or any agreement or other arrangement for the Transfer of any asset of FLEX except in the Ordinary Course of Business.

               (xv) Cancellation of debts owed to or waiver or release of any rights or claims held by FLEX except in the Ordinary Course of Business.

               (xvi) Declaration, setting aside or paying by FLEX of any dividend or making by FLEX of any distribution in respect of FLEX's capital stock, or direct or indirect purchase, redemption or other acquisition by FLEX of any of its capital stock.

               (xvii) Agreement or commitment by FLEX to do any of the things described in this Section 4(i).

               (xviii) Other change, condition or event which, net of all other changes, conditions or events would reasonably be expected materially adversely to affect the Business or financial condition of FLEX.

          (j)  Tax Matters.

               (i) Except as set forth in Paragraph 4(j) of the Disclosure Schedule, FLEX has filed or will file all tax returns and reports required to be filed by it prior to the Closing Date, including without limitation all federal, state, county, local and foreign income, excise, property, sales, payroll, occupation and other tax returns, and has paid in full or in the case of federal and state income taxes made adequate provision by the establishment of adequate reserves for any such taxes which have become due, whether pursuant to such returns or otherwise or are payable with respect to tax periods ending prior to the date hereof or pursuant to any assessment which has become payable. To ICIA's knowledge, except as set forth in Paragraph 4(j) of the Disclosure Schedule, there is no tax deficiency existing, proposed or threatened against FLEX. Except as set forth in Paragraph 4(j) of the Disclosure Schedule, prior to the Closing Date, FLEX has not received notice of any federal, state or foreign tax liability resulting from a completed examination of federal, state and foreign income tax returns by the IRS or a state or foreign taxing authority which is not reflected as a liability on the Most Recent Balance Sheet.

               (ii) All taxes and other assessments and levies which FLEX was required by law to withhold or to collect have been duly withheld and collected, and, to the extent due and payable, have been paid over to the proper governmental entity, and all such withholdings and collections due in connection therewith are duly reflected in the Most Recent Balance Sheet to the extent arising prior to the date thereof.

               (iii) Except for statutory extensions and except as set forth in Paragraph 4(j) of the Disclosure Schedule, there are no outstanding agreements or waivers extending the statute of limitations applicable to any federal or state tax returns of FLEX for any period.

          (k) Debt. Except as set forth in Paragraph 4(k) of the Disclosure Schedule or as set forth on the Most Recent Balance Sheet and apart from the Note, FLEX has no debt other than trade debt incurred in the Ordinary Course of Business and tax liabilities which are not yet past due.

          (l)  Real Estate Owned and Leased.

               (i) To ICIA's knowledge, except as set forth in Paragraph 4(l) of the Disclosure Schedule, FLEX is not in violation of any building code, zoning or other Applicable Law (excluding any environmental laws and regulations) relating to any portion of the real estate leased by FLEX (the "Real Estate") or the use thereof by FLEX, and to ICIA's knowledge, no proceeding with respect to any alleged violation is contemplated by any governmental authority. To ICIA's knowledge, all building codes, zoning and any other Applicable Law (excluding any environmental laws and regulations), permit the existence of the improvements and the continuation of the operations and other uses presently conducted on the Real Estate. To ICIA's knowledge, there are no pending or threatened condemnation proceedings, law suits or administrative actions relating to FLEX and its occupancy or use of any of the Real Estate or other matters directly relating to the Real Estate adversely affecting the current use or occupancy of any of the Real Estate.

               (ii) Except as set forth in Paragraph 4(l) of the Disclosure Schedule, FLEX owns no real estate.

               (iii) With respect to Real Estate that is leased by FLEX (but without making any representation or warranty in this subsection (iii) of Section 4(l) with respect to such Real Estate leased by FLEX from OCLI and located at Building D, 2789 Northpoint Parkway, Santa Rosa, California) FLEX has a valid leasehold interest to each such parcel of Real Estate. Except as set forth in Paragraph 4(l) to the Disclosure Schedule, none of the leases have been amended or modified. All of the leases covering any Real Estate are in full force and effect, and FLEX is not in material default or breach under any such lease. ICIA has no knowledge of any material breach or anticipatory breach by the other parties to any such lease.

          (m) Receivables. Except as set forth in Paragraph 4(m) of the Disclosure Schedule, and further except as arising after April 27, 1995, all receivables of FLEX, including accounts receivable, notes receivable and insurance proceeds receivable, are set forth in the Most Recent Balance Sheet. All such receivables were, as of the dates as of which the information is given therein, and are, as of the date hereof, valid receivables subject to no set-offs or counterclaims, are or shall be current and collectible or have been or shall be collected in full, except to the extent of the allowance for uncollectible receivables set forth in the Most Recent Balance Sheet as adjusted for the passage of time through the date hereof in accordance with the past custom and practice of FLEX.

          (n) Litigation. Except as set forth in Paragraph 4(n) of the Disclosure Schedule, there is no litigation, action or proceeding pending or, to ICIA's knowledge, threatened, or, to ICIA's knowledge, any investigation pending or threatened, against or affecting FLEX by or before any court, commission, board or other government agency, domestic or foreign, or any private or public arbitration board or tribunal, which would reasonably be expected to result individually or in the aggregate in any material adverse change in the Business, condition, operations, Properties or assets of FLEX or in any material liabilities to any third party. Neither FLEX nor, to ICIA's knowledge, any officer of FLEX as such is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency, domestic or foreign, or any private or public arbitration board or tribunal.

          (o)  Compliance With Laws.

               (i) To ICIA's knowledge, except as set forth in Paragraph 4(o) of the Disclosure Schedule, FLEX has complied in all material respects with all Applicable Law relating to its Properties, facilities, assets, employees, operations and other items and circumstances relating to or arising from the Business, including, without limitation, all laws governing the handling, treatment, transportation, storage and disposition of hazardous waste materials. To ICIA's knowledge, except as set forth in Paragraph 4(o) of the Disclosure Schedule, all waste materials resulting from the operation by FLEX of the Business have been disposed of in a manner that is in compliance with all Applicable Law governing the disposal of such waste material, including, without limitation, all applicable requirements of the Resource, Conservation and Recovery Act, the Federal Solid Waste Disposal Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the National Environmental Policy Act, the Refuse Act, the Safe Drinking Water Act and regulations and guidelines thereunder that pertain to the generation, collection, transportation, handling, storage or disposal of waste material as well as applicable Department of Transportation Regulations.

               (ii) To ICIA's knowledge, except as set forth in Paragraph 4(o) of the Disclosure Schedule and except where such Release (as hereinafter defined) has occurred in compliance with Applicable Law, FLEX has not caused or permitted the release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping (the "Release") of any hazardous or toxic substances, pollutants, waste or materials that are regulated by any federal authority or by any state or local government authority ("Hazardous Material") under Applicable Law where the Hazardous Material is located.

               (iii) Except as set forth in Paragraph 4(o) of the Disclosure Schedule, FLEX has not received any written summons, citation, directive, order, or notice of any claim, actual or threatened, litigation, investigation, proceeding, judgment, letter or other written communication, from any federal, state or local agency or authority or any other person or entity (for purposes of this Section 4(o) and Section 5(n), "Notice") regarding any act or omission which has resulted in or would reasonably be expected to result in a Release of Hazardous Material. FLEX has not received any Notice that FLEX has been or will be named a potentially responsible party for a federal, state, municipal or local clean-up site or corrective action under any Applicable Law nor, to ICIA's knowledge, is it the subject of any investigation with respect thereto. FLEX has not received any Notice of non-compliance with, and to ICIA's knowledge has not failed to comply with, any Applicable Law, and has not caused or permitted the Business to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Material, except in compliance with Applicable Law.

               (iv) To ICIA's knowledge, except as set forth in Paragraph 4(o) of the Disclosure Schedule, no action of FLEX prior to Closing would reasonably be expected to give rise to any claim, demand, or action seeking the clean-up of any site, location, body of water, surface or subsurface, wherever located, according to any Applicable Law.

               (v) To ICIA's knowledge, no employee of FLEX has suffered any disease, injury or death by reason of his or her handling or becoming exposed to or otherwise having been harmed by any Hazardous Material or other substance which may at any time up to the date hereof have been present at his or her work place in the course of his or her employment by FLEX.

          (p) Permits. FLEX has all governmental licenses, permits, registrations and approvals incident to or necessary to conduct the Business or required by Applicable Law ("Permits"). The Permits are in full force and effect and shall remain in full force and effect up to and including the Closing Date. Except as set forth in Paragraph 4(p) of the Disclosure Schedule, no violations have been recorded in respect to any of such Permits, and no proceeding is pending or, to ICIA's knowledge, threatened to revoke or limit any of them. FLEX has maintained all environmental documents and records substantially in the manner and for the time periods required by Applicable Law. The sale of the FLEX Shares and the Note shall not in and of itself violate, terminate or otherwise affect such Permits.

          (q) Insurance. Since December 19, 1988, FLEX has had in effect the insurance coverages described in the Insurance Manual for ICI US Operations attached as Appendix 2 to the Disclosure Schedule or as described in prior iterations of said Insurance Manual in effect since December 19, 1988.

          (r) Absence of Sensitive Payments. To ICIA's knowledge, neither FLEX nor any of its officers or key employees has (i) made any contributions, payments or gifts to, or for the private use of, any domestic or foreign governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or any other jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entry on its books; (iii) made any payment to any person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documentation supporting such payment; or (iv) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977.

          (s) Records, Corporate Minutes and Stock Ledger. Except to the extent that SICPA or its agents or representatives have agreed that the production of such material is not necessary, ICIA has furnished to or permitted inspection by SICPA or its agents or representatives of copies of all operating data and records of FLEX requested in writing by SICPA or such agents or representatives, including without limitation corporate documents and records, stock ledgers, customer lists, financial, accounting and credit records, correspondence, budgets, all documents required to be maintained by law and other similar documents and records ("Records"), but excluding certain detailed operational process know-how of FLEX ("Process Know-How") and excluding the identification of the other party or parties and any Process Know-How and technical specifications set forth in certain agreements that by their terms are not disclosable. The Records are accurate and complete in all material respects, except to the extent redacted to avoid disclosure of Process Know-How or to avoid committing a breach of the confidentiality covenants of the foregoing agreements. A record of all action taken by the stockholders and the Board of Directors of FLEX and all minutes of their meetings are contained in the minute books of FLEX and are accurate and complete. The minute books and stock ledgers of FLEX contain an accurate and complete record of all issuances, transfers and cancellations of FLEX stock.

          (t) Labor Relations. There is not pending or, to ICIA's knowledge, threatened any labor dispute, strike or work stoppage which affects or which would reasonably be expected to affect the Business or interfere with the continued operation of the Business. To ICIA's knowledge, neither FLEX nor any agent, representative or employee of FLEX has committed any unfair labor practice. There has been no strike, walkout or work stoppage involving any of the employees of FLEX. To ICIA's knowledge, except as set forth in Paragraph 4(t) of the Disclosure Schedule, no executive nor key employee or group of employees has any plans to terminate his, her or their employment with FLEX.

          (u) Employee Benefit Plans. To ICIA's knowledge, except as set forth in Paragraph 4(u) of the Disclosure Schedule, there are no threatened or pending actions, suits, audits, or claims (other than claims covered by workers' compensation insurance and claims made for the benefits designed to be provided pursuant to the Employee Benefit Plans of FLEX) which have been instituted or asserted by participants, beneficiaries or any governmental agencies, or any other person or entity against the Employee Benefit Plans of FLEX or against FLEX (or any of its directors, officers or employees) with respect to their participation in the Employee Benefit Plans of FLEX (nor is there any basis for such a claim). To ICIA's knowledge, with respect to FLEX employees, all reporting and disclosure requirements applicable to such Employee Benefit Plans under ERISA, and the Department of Labor and the Internal Revenue Service regulations promulgated thereunder, and all other Applicable Law have been satisfied with respect to the Employee Benefit Plans of FLEX. Except as set forth in Paragraph 4(u) of the Disclosure Schedule, FLEX has not entered into any severance or similar arrangement in respect of any present or former employee that will result in any obligation, absolute or contingent, of the Buyers or FLEX to make any payment to any present or former employee following termination of employment.

          (v)  Proprietary Rights.

               (i) To ICIA's knowledge, all patents and applications for patents owned by FLEX and all patent applications filed by FLEX which are currently pending, a list of all of which is attached to the Disclosure Schedule as Appendix 3, are not subject to any delinquent taxes, maintenance fees or actions which have resulted in the lapse of any such patents or applications. There have not been any interference actions or other judicial, arbitration or adversary proceedings concerning such patents or applications for patents. Except as set forth in Paragraph 4(v) of the Disclosure Schedule, to ICIA's knowledge (without any presumption of due inquiry, notwithstanding the definition of "knowledge" set forth in Section 1 above), each such patent is valid and enforceable in the jurisdiction where issued, and, further to ICIA's knowledge (without any presumption of due inquiry, notwithstanding the definition of "knowledge" set forth in Section 1 above), there is no dominating patent held by any third party which would affect any such patents or the claims under such patent applications in any manner materially adverse to FLEX. To ICIA's knowledge, each patent application is awaiting action by its respective patent office or by FLEX, which action is not due in less than 30 days. To ICIA's knowledge, the manufacture, use or sale of products currently sold by the Business and covered by the patents and applications for patents do not violate or infringe on any patent or any proprietary or personal right of any entity or person, and further, to ICIA's knowledge, no claim has been asserted that FLEX has infringed or is infringing on any patent or other right belonging to any entity. Each license, agreement, or arrangement to which FLEX is a party, whether as licensee, licensor, indemnitor or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret or formula is valid and binding on each of the parties to the license, agreement or arrangement, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws of general application affecting the enforcement of creditors' rights. To ICIA's knowledge, FLEX owns, has the right and authority to use, or can obtain the right and authority to use on reasonable commercial terms, all inventions, trade secrets, processes, designs and formulae as are necessary to enable it to conduct and to continue to conduct all phases of the Business in the manner presently conducted by it, and, to ICIA's knowledge, such use does not conflict with, infringe on, or violate any patent or other proprietary rights of others. To ICIA's knowledge, FLEX owned and had, at the appropriate time, the right and authority to use all inventions, trade secrets, processes, designs and formulae as necessary to enable it to conduct all phases of the Business in the manner conducted by it in the past, and, to ICIA's knowledge, such use did not conflict with, infringe, or violate any patent or other proprietary rights of others.

               (ii) To ICIA's knowledge, FLEX owns or holds adequate licenses or other rights to use all trade names, trademarks, service marks and copyrights necessary for the Business as now conducted by it, and, to ICIA's knowledge, such use does not conflict with, infringe on or otherwise violate any rights of others. Each license, agreement or arrangement, whether as licensor, licensee, indemnitor or otherwise, with respect to any trade names, trademarks, service marks or applications for them, or any copyrights, is valid and binding on the parties to such license, agreement or arrangement, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws of general application affecting the enforcement of creditors' rights.

               (iii) A "material trade secret" is one in which its loss of trade secret status would have a materially adverse effect on the Business, operations or financial condition of FLEX. To ICIA's knowledge and except as set forth in Paragraph 4(v) of the Disclosure Schedule, FLEX is the sole owner of, or the licensee of OCLI to, each material trade secret, free and clear of any liens, encumbrances, restrictions or legal or equitable claims of others. FLEX has taken reasonable security measures to protect the secrecy and confidentiality of such material trade secrets. All of FLEX's employees and any other person who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed such material trade secrets, or who have knowledge of or access to information related to them, have been put on notice of FLEX's rights and their obligations, and have entered into appropriate confidentiality agreements. To ICIA's knowledge, none of such material trade secrets is part of the public knowledge or literature, nor have any of them been used, divulged or appropriated for the benefit of any persons without the protection of reasonable security measures.

               (iv) To ICIA's knowledge and except for software programs used by it which are generally commercially available or have been made available by ICIA or OCLI prior to the Closing Date, FLEX has proprietary rights in all software material to the Business as now conducted by it, and to ICIA's knowledge, such software does not and will not conflict with, infringe on or otherwise violate any rights of others. FLEX has taken reasonable efforts to protect such proprietary rights in all such software. All copies of such software, including all copies of any source code, are in FLEX's possession and control. For purposes of this Section 4(v) and Section 5(u), "software" includes any set of instructions (including, without limitation, arithmetic, logical, data transfer, data manipulation, and/or input/output) meant to run on, or to control the operation of, any computer or microprocessor, whether those instructions are a complete program, a collection of programs making up a subsystem or system, or are merely subroutines or macroroutines meant to operate in conjunction with other software, and whether such instructions must be run through another computer program (compiler) before being usable on a computer or microprocessor, whether such instructions must be used at execution time in conjunction with another computer program (interpreter), or whether such instructions are in a form that can be run on a computer or microprocessor "as is" without additional programs.

          (w) Non-Contravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any provision of the Certificate of Incorporation, Certificates of Designation or Bylaws of FLEX, or any Applicable Law, (ii) conflict with or result in any breach of or default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or require notice under any contract, agreement, mortgage, indenture, license, instrument, trust or other arrangement to which FLEX is a party or is either binding upon or enforceable against FLEX or its assets; or (iii) violate any legally protected right of any individual or entity or give to any individual or entity a right or claim against the Buyers or FLEX's assets. Except as set forth in Paragraph 4(w) of the Disclosure Schedule, no consent or approval by any party to any contract, lease, agreement or other commitment to which FLEX is a party, or by which it or its Properties is bound, is required in connection with the execution and delivery of this Agreement or the consummation by ICIA and ICIAH of the transactions contemplated hereby.

          (x) Machinery and Equipment. To ICIA's knowledge (without any presumption of due inquiry, notwithstanding the definition of "knowledge" set forth in Section 1 above), all of the Properties, including all of the machinery, equipment, furniture, fixtures, computer hardware and software and other tangible property of FLEX currently in use for the Business are in good working order and condition, subject to ordinary down time and maintenance and normal wear and tear excepted, and are suitable and fit for the use and purpose for which they are currently being used.

          (y)  Information Relating to Material Contracts.
Paragraph 4(y) of the Disclosure Schedule lists all material contracts (including employment contracts), licenses, purchase or customer orders, commitments and other binding arrangements of FLEX (except those to which SICPA or any of its Affiliates is a party); provided that Paragraph 4(y) of the Disclosure Schedule may describe generically, without description of specific items, any contracts, licenses, commitments, purchase or customer orders or other binding arrangements which were entered into in the Ordinary Course of Business and will not as to any individual item require FLEX or the other party to make payments in excess of $100,000 (including cancellation payments, if applicable) before the contract, lease, license, commitment, purchase or customer order or other binding arrangement can be canceled by FLEX. All such contracts, licenses, permits, orders, commitments and other binding arrangements are valid and binding and are in full force and effect, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws of general application affecting the enforcement of creditors' rights. FLEX is not in default under or in breach or violation of any term or provision of any of such contracts, leases, licenses, permits, orders, commitments or other binding arrangements, and, to ICIA's knowledge, no other party to any such contracts, leases, licenses, permits, orders, commitments or other binding arrangements is in default thereunder. ICIA has made, or has caused FLEX to make, available to SICPA, true, correct and complete copies, including all amendments thereto, of all such contracts, leases, licenses, permits, orders, commitments or other binding arrangements.

          (z) Relationships with Suppliers and Customers. No current supplier to FLEX or customer of FLEX (other than OCLI or SICPA, as to which ICIA makes no representation or warranty) has notified FLEX or ICIA in writing of any intention to terminate or substantially alter its existing business relationship with FLEX. To ICIA's knowledge, except as set forth in Paragraph 4(z) of the Disclosure Schedule, FLEX is not dependent upon any supplier of a raw material or component where a second source of supply is not readily available in the market.

     5. Representations and Warranties to OCLI Concerning FLEX. To induce OCLI to enter into this Agreement and to consummate the transactions called for hereunder, ICIA represents and warrants to OCLI that the following statements contained in this Section 5 are true, correct and complete as of the date of this Agreement and will be true, correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5), except as set forth in the Disclosure Schedule:

          (a) Organization, Power and Authority. FLEX is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or lease its Properties and to carry on the Business as it is now being conducted, and is duly qualified to do business and is in good standing in the State of California and in all other jurisdictions where its failure to be so qualified and in good standing would have a material adverse effect on the Business, conditions (financial or otherwise), Properties or operations of FLEX.

          (b) Charter Documents. ICIA has delivered to OCLI copies, all certified by the Delaware Secretary of State, of the Certificate of Incorporation and any Certificates of Designation of FLEX and all amendments thereto through the date hereof and the Bylaws of FLEX as amended to the date hereof and certified by the Secretary of FLEX. FLEX is not in default under or in violation of any provision of its Certificate of Incorporation, any Certificates of Designation or Bylaws.

          (c) Capital Structure. The entire authorized capital stock of FLEX presently consists of 1,000 shares of Common Stock, $0.01 par value, of which a total of 200 shares are presently issued and outstanding, and 1,000 shares of Preferred Stock, $0.01 par value, of which 80 shares have been designated as Series A Preferred Stock and 12 shares have been designated as Series B Preferred Stock, and of which no shares of Series A Preferred Stock and 12 shares of Series B Preferred Stock are presently issued and outstanding. Of the issued and outstanding shares of FLEX's capital stock, ICIA owns, of record and beneficially, a total of 120 shares of Common Stock and 12 shares of Series B Preferred Stock. To ICIA's knowledge, OCLI is the sole other shareholder of FLEX. All of the presently issued and outstanding shares of FLEX's capital stock have been duly authorized, are validly issued, fully paid and nonassessable, and, to ICIA's knowledge, have been so issued in compliance with all United States federal and state securities laws and other Applicable Law. There are no outstanding subscriptions, warrants, options, calls, conversion rights, exchange rights, agreements or other rights, contracts or commitments of any kind to which ICIA or FLEX are parties or by which either of them is bound relating to the authorized or issued capital stock of FLEX, except for a call option held by ICIA and a put option held by OCLI with respect to OCLI's shares of FLEX's capital stock, which ICIA and OCLI, respectively, shall relinquish without exercise as of the Closing, and for certain redemption rights relating to the Series B Stock. The foregoing notwithstanding, ICIA makes no representations or warranties respecting any voting trusts or other voting agreements, or any subscriptions, warrants, options, calls, conversion rights, exchange rights, agreements or other rights, contracts or commitments of any kind relating to any shares of capital stock of FLEX held by OCLI.

          (d) Subsidiaries. Except for the existing development joint venture created pursuant to that certain Joint Venture Agreement dated July 1, 1993, by and between FLEX and SICPA Industries of America, Inc., FLEX has no Subsidiaries and does not own, directly or indirectly, any interest or investment or exercise any control (as shareholder or in any other manner) in any corporation, limited liability company, partnership, business, trust or other entity.

          (e) Good Title to Assets. Excluding any contract, lease or other agreement to which OCLI is a party or any rights or privileges arising therefrom, and except as set forth in Paragraph 4(e) of the Disclosure Schedule, FLEX has good, valid and marketable title to, or a valid leasehold in, all of the Properties and assets, whether tangible or intangible, used by it, located on its premises or shown on the Most Recent Balance Sheet (as defined below) or acquired after the date thereof, free and clear of any Security Interest excepting any Security Interest securing an indebtedness or other liability not in excess of $20,000.

          (f)  Officers and Directors.  Paragraph 4(g) of the
Disclosure Schedule sets forth the name and title of each officer and director of FLEX.

          (g) Financial Statements. Except as set forth in Paragraph 4(h) of the Disclosure Schedule, the Financial Statements (i) have been prepared in accordance with GAAP applied consistently with the accounting policies set forth in the respective Footnotes 1 to such Financial Statements and (ii) fairly present the financial condition and results of operations of FLEX as at the dates and for the periods stated therein.

          (h) Absence of Certain Changes. To ICIA's knowledge, since the date of the Most Recent Balance Sheet and except as set forth in Paragraph 4(i) of the Disclosure Schedule, there has not been any:

               (i) Transaction by FLEX (other than with OCLI), except in the Ordinary Course of Business as conducted on that date and except for FLEX's order and purchase of the Beta III Machine and any related commitment regarding installation of the Beta III Machine.

               (ii) Capital expenditure by FLEX, other than for the purchase or installation of the Beta III Machine, exceeding in the aggregate $250,000.

               (iii)  Change in accounting methods or practices
(including, without limitation, any change in depreciation or amortization policies or rates) by FLEX.

               (iv)  Revaluation by FLEX of any of its assets.

               (v) Increase in the salary or other compensation payable or to become payable by FLEX to any of its officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment by FLEX of a bonus or other additional salary or compensation to any such person, except for bonuses to employees generally consistent with previously adopted written bonus commitments or prior years' practices.

               (vi) Loan to or entering into any other material transaction by FLEX with any of its officers, directors or employees, except for standard forms of confidentiality and assignment of inventions agreements and other agreements routinely executed by employees in the ordinary course of their employment.

               (vii)  Adoption, execution or entering into or
modification or termination of any employment contract or collective bargaining agreement, bonus, profit-sharing, incentive, severance or other plan, contract or commitment by FLEX for the benefit of any of its officers, directors or employees.

               (viii) Obligation or liability, whether absolute or contingent, of a type required to be disclosed under GAAP, incurred by FLEX other than current obligations and liabilities incurred in the Ordinary Course of Business, except with respect to the order and purchase of the Beta III Machine and any related commitment regarding installation of the Beta III Machine.

               (ix) Damage, destruction or loss of any asset of FLEX (whether or not covered by insurance), which, in the aggregate and net of insurance coverage, exceeds $100,000.

                (x) Other than those amendments or terminations that occur in the Ordinary Course of Business, amendment or termination of any contract, agreement or license to which FLEX is a party.

               (xi) Material loan by FLEX to any person or entity, or material guaranty by FLEX of any loan.

               (xii) Issuance or sale by FLEX of any shares of its capital stock of any class, or any other of its securities except for drawdowns by it under the Note.

               (xiii) Mortgage, hypothecation, pledge, encumbrance or lien affecting any asset, whether tangible or intangible, of FLEX excepting any such mortgage, hypothecation, pledge, encumbrance or lien securing an indebtedness or other liability not in excess of $20,000.

               (xiv) Transfer or any agreement or other arrangement for the Transfer of any asset of FLEX except in the Ordinary Course of Business.

               (xv) Cancellation of debts owed to or waiver or release of any rights or claims held by FLEX except in the Ordinary Course of Business.

               (xvi) Agreement or commitment by FLEX to do any of the things described in this Section 5(h).

          (i)  Tax Matters.

               (i) Except as set forth in Paragraph 4(j) of the Disclosure Schedule, FLEX has filed or will file all tax returns and reports required to be filed by it prior to the Closing Date, including without limitation all federal, state, county, local and foreign income, excise, property, sales, payroll, occupation and other tax returns, and has paid in full or in the case of federal and state income taxes made adequate provision by the establishment of adequate reserves for any such taxes which have become due, whether pursuant to such returns or otherwise or are payable with respect to tax periods ending prior to the date hereof or pursuant to any assessment which has become payable. To ICIA's knowledge, except as set forth in Paragraph 4(j) of the Disclosure Schedule, there is no tax deficiency existing, proposed or threatened against FLEX. Except as set forth in Paragraph 4(j) of the Disclosure Schedule, prior to the Closing Date, FLEX has not received notice of any federal, state or foreign tax liability resulting from a completed examination of federal, state and foreign income tax returns by the IRS or a state or foreign taxing authority which is not reflected as a liability on the Most Recent Balance Sheet.

               (ii) All taxes and other assessments and levies which FLEX was required by law to withhold or to collect have been duly withheld and collected, and, to the extent due and payable, have been paid over to the proper governmental entity, and all such withholdings and collections due in connection therewith are duly reflected in the Most Recent Balance Sheet to the extent arising prior to the date thereof.

               (iii) Except for statutory extensions and except as set forth in Paragraph 4(j) of the Disclosure Schedule, there are no outstanding agreements or waivers extending the statute of limitations applicable to any federal or state tax returns of FLEX for any period.

          (j) Debt. Except as set forth in Paragraph 4(k) of the Disclosure Schedule or as set forth on the Most Recent Balance Sheet and apart from the Note, FLEX has no debt other than trade debt incurred in the Ordinary Course of Business and tax liabilities which are not yet past due.

          (k)  Real Estate Owned and Leased.

               (i) To ICIA's knowledge, except as set forth in Paragraph 4(l) of the Disclosure Schedule, FLEX is not in violation of any building code, zoning or other Applicable Law (excluding any environmental laws and regulations) relating to any portion of the Real Estate or the use thereof by FLEX, and to ICIA's knowledge, no proceeding with respect to any alleged violation is contemplated by any governmental authority. To ICIA's knowledge, all building codes, zoning and any other Applicable Law (excluding any environmental laws and regulations), permit the existence of the improvements and the continuation of the operations and other uses presently conducted on the Real Estate. To ICIA's knowledge, there are no pending or threatened condemnation proceedings, law suits or administrative actions relating to FLEX and its occupancy or use of any of the Real Estate or other matters directly relating to the Real Estate adversely affecting the current use or occupancy of any of the Real Estate. The representations and warranties made by ICIA with respect to any matter under this Section 5(k)(i) do not apply to the Real Estate leased by FLEX from OCLI and located at Building D, 2789 Northpoint Parkway, Santa Rosa, California, except to extent that FLEX is responsible for such matter pursuant to the lease covering said Real Estate.

               (ii) Except as set forth in Paragraph 4(l) to the Disclosure Schedule, FLEX owns no real estate.

               (iii) With respect to Real Estate that is leased by FLEX (but without making any representation or warranty in this subsection (iii) of Section 5(k) with respect to such Real Estate leased by FLEX from OCLI and located at Building D, 2789 Northpoint Parkway, Santa Rosa, California) (A) FLEX has a valid leasehold interest to each such parcel of Real Estate, (B) except as set forth in Paragraph 4(l) of the Disclosure Schedule, none of the leases have been amended or modified, (C) all of the leases covering any Real Estate are in full force and effect, and FLEX is not in material default or breach under any such lease, and (D) ICIA has no knowledge of any material breach or anticipatory breach by the other parties to any such lease.

          (l) Receivables. Except as set forth in Paragraph 4(m) of the Disclosure Schedule, and further except as arising after April 27, 1995, all receivables of FLEX, including accounts receivable, notes receivable and insurance proceeds receivable, are set forth in the Most Recent Balance Sheet. All such receivables were, as of the dates as of which the information is given therein, and are, as of the date hereof, valid receivables subject to no set-offs or counterclaims, are or shall be current and collectible or have been or shall be collected in full, except to the extent of the allowance for uncollectible receivables set forth in the Most Recent Balance Sheet as adjusted for the passage of time through the date hereof in accordance with the past custom and practice of FLEX.

          (m) Litigation. To ICIA's knowledge, except as set forth in Paragraph 4(n) of the Disclosure Schedule, there is no litigation, action, proceeding or investigation pending or threatened against or affecting FLEX by or before any court, commission, board or other government agency, domestic or foreign, or any private or public arbitration board or tribunal, which would reasonably be expected to result individually or in the aggregate in any material adverse change in the Business, condition, operations, Properties or assets of FLEX or in any material liabilities to any third party. To ICIA's knowledge, neither FLEX nor any officer of FLEX as such is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency, domestic or foreign, or any private or public arbitration board or tribunal.

          (n)  Compliance With Laws.

               (i) To ICIA's knowledge, except as set forth in Paragraph 4(o) of the Disclosure Schedule, FLEX has complied in all material respects with all Applicable Law relating to its Properties, facilities, assets, employees, operations and other items and circumstances relating to or arising from the Business, including, without limitation, all laws governing the handling, treatment, transportation, storage and disposition of hazardous waste materials. To ICIA's knowledge, except as set forth in Paragraph 4(o) of the Disclosure Schedule, all waste materials resulting from the operation by FLEX of the Business have been disposed of in a manner that is in compliance with all Applicable Law governing the disposal of such waste material, including, without limitation, all applicable requirements of the Resource, Conservation and Recovery Act, the Federal Solid Waste Disposal Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the National Environmental Policy Act, the Refuse Act, the Safe Drinking Water Act and regulations and guidelines thereunder that pertain to the generation, collection, transportation, handling, storage or disposal of waste material as well as applicable Department of Transportation Regulations.

               (ii) To ICIA's knowledge, except as set forth in Paragraph 4(o) of the Disclosure Schedule and except where such Release has occurred in compliance with Applicable Law, FLEX has not caused or permitted the Release of any Hazardous Materials that are regulated by any federal authority or by any state or local government authority where the Hazardous Material is located.

               (iii) To ICIA's knowledge, except as set forth in Paragraph 4(o) of the Disclosure Schedule, FLEX has not received any Notice regarding any act or omission which has resulted in or would reasonably be expected to result in a Release of Hazardous Material. To ICIA's knowledge, FLEX has not received any Notice that FLEX has been or will be named a potentially responsible party for a federal, state, municipal or local clean-up site or corrective action under any Applicable Law nor, to ICIA's knowledge, is it the subject of any investigation with respect thereto. To ICIA's knowledge, FLEX has not received any Notice of non-compliance with, and has not failed to comply with, any Applicable Law, and has not caused or permitted the Business to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Material except in compliance with Applicable Law.
               (iv) To ICIA's knowledge, except as set forth in Paragraph 4(o) of the Disclosure Schedule, no action of FLEX prior to Closing would reasonably be expected to give rise to any claim, demand, or action seeking the clean-up of any site, location, body of water, surface or subsurface, wherever located, according to any Applicable Law.

               (v) To ICIA's knowledge, no employee of FLEX has suffered any disease, injury or death by reason of his or her handling or becoming exposed to or otherwise having been harmed by any Hazardous Material or other substance which may at any time up to the date hereof have been present at his or her work place in the course of his or her employment by FLEX.

     Notwithstanding anything contained herein, the provisions of this
Section 5(n) are not intended to and shall not in any way interfere, by way of offset or otherwise, with any of the rights, privileges or remedies of ICIA under the JV Agreement or any claims ICIA might have pursuant thereto against OCLI or FLEX, nor shall they interfere, by way of offset or otherwise, with any of the rights, privileges or remedies of FLEX under its lease with OCLI or any claims FLEX might have pursuant thereto.

          (o) Permits. To ICIA's knowledge, FLEX has all material Permits. To ICIA's knowledge, the material Permits are in full force and effect and shall remain in full force and effect up to and including the Closing Date. Except as set forth in Paragraph 4(p) of the Disclosure Schedule, to ICIA's knowledge, no violations have been recorded in respect to any of such material Permits, and no proceeding is pending or threatened to revoke or limit any of them. To ICIA's knowledge, FLEX has maintained all environmental documents and records substantially in the manner and for the time periods required by Applicable Law. The sale of the FLEX Shares and the Note shall not in and of itself violate, terminate or otherwise affect such Permits.

          (p) Insurance. Since December 19, 1988, FLEX has had in effect the insurance coverages described in the Insurance Manual for ICI US Operations attached as Appendix 2 to the Disclosure Schedule or as described in prior iterations of said Insurance Manual in effect since December 19, 1988.

          (q) Absence of Sensitive Payments. To ICIA's knowledge, neither FLEX nor any of its officers or key employees has (i) made any contributions, payments or gifts to, or for the private use of, any domestic or foreign governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or any other jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entry on its books; (iii) made any payment to any person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documentation supporting such payment; or (iv) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977.

          (r) Records, Corporate Minutes and Stock Ledger. ICIA has furnished to or permitted inspection by OCLI or its agents or representatives of copies of the Records requested in writing by OCLI or such agents or representatives. To ICIA's knowledge, the Records, to the extent ICIA has been responsible for their maintenance, are accurate and complete in all material respects.

          (s) Labor Relations. To ICIA's knowledge, there is not pending or threatened any labor dispute, strike or work stoppage which affects or which would reasonably be expected to affect the Business or interfere with the continued operation of the Business. To ICIA's knowledge, neither FLEX nor any agent, representative or employee of FLEX has committed any unfair labor practice. There has been no strike, walkout or work stoppage involving any of the employees of FLEX. To ICIA's knowledge, except as set forth in Paragraph 4(u) of the Disclosure Schedule, no executive nor key employee or group of employees has any plans to terminate his, her or their employment with FLEX.

          (t) Employee Benefit Plans. To ICIA's knowledge, except as set forth in Paragraph 4(u) of the Disclosure Schedule, there are no threatened or pending actions, suits, audits, or claims which have been instituted or asserted by participants, beneficiaries or any governmental agencies, or any other person or entity relating to the Flex Products, Inc. 401(k) Plan and Trust Agreement (the "401(k) Plan") or against FLEX (or any of its directors, officers or employees) with respect to their participation in the 401(k) Plan (nor is there any basis for such a claim). All reporting and disclosure requirements applicable to the 401(k) Plan under ERISA, and the Department of Labor and the Internal Revenue Service regulations promulgated thereunder, and all other Applicable Law have been satisfied. Except as set forth in Paragraph 4(u) of the Disclosure Schedule, FLEX has not entered into any severance or similar arrangement in respect of any present or former employee that will result in any obligation, absolute or contingent, of the Buyers or FLEX to make any payment to any present or former employee following termination of employment.

          (u)  Proprietary Rights.

               (i) To ICIA's knowledge, all patents and applications for patents owned by FLEX and all patent applications filed by FLEX which are currently pending, a list of all of which is attached to the Disclosure Schedule as Appendix 3, are not subject to any delinquent taxes, maintenance fees or actions which have resulted in the lapse of any such patents or applications. There have not been any interference actions or other judicial, arbitration or adversary proceedings concerning such patents or applications for patents. To ICIA's knowledge, each patent application is awaiting action by its respective patent office or by FLEX, which action is not due in less than 30 days. To ICIA's knowledge, the manufacture, use or sale of products currently sold by the Business and covered by the patents and applications for patents do not violate or infringe on any patent or any proprietary or personal right of any entity or person, and further, to ICIA's knowledge, no claim has been asserted that FLEX has infringed or is infringing on any patent or other right belonging to any entity. Except those to which OCLI is also a party, each license, agreement, or arrangement to which FLEX is a party, whether as licensee, licensor, indemnitor or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret or formula is valid and binding on each of the parties to the license, agreement or arrangement, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws of general application affecting the enforcement of creditors' rights.
To ICIA's knowledge, FLEX owns, has the right and authority to use, or can obtain the right and authority to use on reasonable commercial terms, all inventions, trade secrets, processes, designs and formulae as are necessary to enable it to conduct and to continue to conduct all phases of the Business in the manner presently conducted by it, and, to ICIA's knowledge, such use does not conflict with, infringe on, or violate any patent or other proprietary rights of others. To ICIA's knowledge, FLEX owned and had, at the appropriate time, the right and authority to use all inventions, trade secrets, processes, designs and formulae as necessary to enable it to conduct all phases of the Business in the manner conducted by it in the past, and, to ICIA's knowledge, such use did not conflict with, infringe, or violate any patent or other proprietary rights of others.

               (ii) To ICIA's knowledge, FLEX owns or holds adequate licenses or other rights to use all trade names, trademarks, service marks and copyrights necessary for the Business as now conducted by it, and, to ICIA's knowledge, such use does not conflict with, infringe on or otherwise violate any rights of others. To ICIA's knowledge, each license, agreement or arrangement, whether as licensor, licensee, indemnitor or otherwise, with respect to any trade names, trademarks, service marks or applications for them, or any copyrights, is valid and binding on the parties to such license, agreement or arrangement, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws of general application affecting the enforcement of creditors' rights.

               (iii) To ICIA's knowledge and except as set forth in Paragraph 4(v) of the Disclosure Schedule, FLEX is the sole owner of, or the licensee of OCLI to, each material trade secret, free and clear of any liens, encumbrances, restrictions or legal or equitable claims of others. FLEX has taken reasonable security measures to protect the secrecy and confidentiality of such material trade secrets. All of FLEX's employees and any other person who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed such material trade secrets, or who have knowledge of or access to information related to them, have been put on notice of FLEX's rights and their obligations, and have entered into appropriate confidentiality agreements. To ICIA's knowledge, none of such material trade secrets is part of the public knowledge or literature, nor have any of them been used, divulged or appropriated for the benefit of any persons without the protection of reasonable security measures.

               (iv) To ICIA's knowledge and except for software programs used by it which are generally commercially available or have been made available by ICIA or OCLI prior to the Closing Date, FLEX has proprietary rights in all software material to the Business as now conducted by it, and to ICIA's knowledge, such software does not and will not conflict with, infringe on or otherwise violate any rights of others. FLEX has taken reasonable efforts to protect such proprietary rights in all such software. All copies of such software, including all copies of any source code, are in FLEX's possession and control.

               (v) Notwithstanding any of the representations and warranties made by ICIA in subsections (i), (ii), (iii) and (iv) of this Section 5(u), ICIA makes no representations regarding the "Intellectual Property Rights," as such term is defined in the JV Agreement, transferred to FLEX by OCLI pursuant to the terms of
Section 3.1(a)(iv) of the JV Agreement.

          (v) Non-Contravention. To ICIA's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of or default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or require notice under any contract, agreement, mortgage, indenture, license, instrument, trust or other arrangement to which FLEX is a party or is either binding upon or enforceable against FLEX or its assets; or (ii) violate any legally protected right of any individual or entity or give to any individual or entity a right or claim against the Buyers or FLEX's assets. To ICIA's knowledge, except as set forth in Paragraph 4(w) of the Disclosure Schedule, no consent or approval by any party to any contract, lease, agreement or other commitment to which FLEX is a party, or by which it or its Properties is bound, is required in connection with the execution and delivery of this Agreement or the consummation by ICIA and ICIAH of the transactions contemplated hereby.

          (w) Machinery and Equipment. To ICIA's knowledge, all of the Properties, including all of the material machinery, equipment, furniture, fixtures, computer hardware and software and other tangible property of FLEX currently in use for the Business are in good working order and condition, subject to ordinary down time and maintenance and normal wear and tear excepted.

          (x)  Information Relating to Material Contracts.
Paragraph 4(y) of the Disclosure Schedule lists all material contracts (including employment contracts), licenses, purchase or customer orders, commitments and other binding arrangements of FLEX (except those to which SICPA or any of its Affiliates is a party); provided that Paragraph 4(y) of the Disclosure Schedule may describe generically, without description of specific items, any contracts, licenses, commitments, purchase or customer orders or other binding arrangements which were entered into in the ordinary course of business and will not as to any individual item require FLEX or the other party to make payments in excess of $100,000 (including cancellation payments, if applicable) before the contract, lease, license, commitment, purchase or customer order or other binding
arrangement can be canceled by FLEX.   All such contracts, licenses,
permits, orders, commitments and other binding arrangements (except those to which OCLI is a party, as to which ICIA makes no representation or warranty under this Section 5(x)) are valid and binding and are in full force and effect, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws of general application affecting the enforcement of creditors' rights. FLEX is not in default under or in breach or violation of any term or provision of any of such contracts, leases, licenses, permits, orders, commitments or other binding arrangements, and, to ICIA's knowledge, no other party to any such contracts, leases, licenses, permits, orders, commitments or other binding arrangements is in default thereunder. ICIA has made, or has caused FLEX to make, available to OCLI, true, correct and complete copies, including all amendments thereto, of all such contracts, leases, licenses, permits, orders, commitments or other binding arrangements.

          (y) Relationships with Suppliers and Customers. No current supplier to FLEX or customer of FLEX (other than OCLI or SICPA, as to which ICIA makes no representation or warranty) has, to ICIA's knowledge, notified FLEX or ICIA in writing of any intention to terminate or substantially alter its existing business relationship with FLEX. To ICIA's knowledge, except as set forth in Paragraph 4(z) of the Disclosure Schedule, FLEX is not dependent upon any supplier of a raw material or component where a second source of supply is not readily available in the market.

     6. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the
Closing:

          (a) General. Each of the Parties shall use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below).

          (b) Notices and Consents. ICIA shall cause FLEX to give any notices to third parties, and shall cause FLEX to use its reasonable best efforts to obtain any third party consents, that the Buyers reasonably may request in connection with the matters referred to in Sections 4(w) and 5(v) above. Each of the Parties shall (and ICIA shall cause FLEX to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(iii), Section 3(b)(iii), Section 4(w) and Section 5(v) above.

          (c) Operation of Business. Except as contemplated hereby with respect to capital expenditures relating to the Beta III Machine, ICIA shall not cause or permit FLEX to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, ICIA shall not cause or permit FLEX to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(i) or Section 5(h) above or (iii) repay ICIAH except with respect to matters other than the Note or take further advances from ICIAH under the Note.

          (d) Preservation of Business. Presuming reasonable cooperation by OCLI, ICIA shall cause FLEX to use its reasonable best efforts to keep the Business and Properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

          (e) Due Diligence. During the period from the date of this Agreement to the Closing Date, ICIA shall permit, and shall cause FLEX to permit, Buyers and each of them and their respective attorneys, accountants, environmental consultants and other representatives access to FLEX's Properties, books, contracts, commitments, documents and records (including tax records), including those documents and records pertaining to Process Know-How for the purpose of conducting an investigation of all matters relating to the Business, Properties and FLEX's assets and ICIA shall cause FLEX's personnel to assist Buyers and each of them and their representatives in making such investigations and shall cause the counsel, accountants and employees of FLEX and its other representatives to be available to the Buyers and each of them for such purposes; provided, however, that such investigation shall be conducted in a manner that does not interfere with the normal operations of FLEX. During such investigations Buyers and each of them and their respective representatives shall have the right to make copies of such records, files, tax returns and other materials as they may deem advisable. Until the Closing, ICIA shall cause FLEX's accountants to cooperate fully with Buyers and each of them and their respective agents in making available all financial information reasonably requested, including certain of the working papers relating to the 1994 audited financial statements of FLEX prepared by such accountants. Upon the reasonable request of Buyers or either of them, ICIA shall cause FLEX to use its reasonable best efforts to provide Buyers access to FLEX's customers, creditors, suppliers and other Persons having business dealings with FLEX so long as a FLEX or ICIA representative is also present or otherwise participates in any such meeting, communication or other contact between one or more of the Buyers or their representatives and each FLEX customer, creditor, supplier or other Person. The Buyers shall treat and hold as such any Confidential Information they receive (or either of them receives) from ICIA, ICIAH and FLEX, and, as to SICPA, from OCLI, or in each case, from any of the agents or representatives of ICIA, ICIAH, FLEX or OCLI in the course of the reviews contemplated by this Section 6(e), shall not use any of the Confidential Information except in connection with this Agreement and, if this Agreement is terminated for any reason whatsoever, shall return to ICIA and FLEX all tangible embodiments (and all copies) of the Confidential Information which are in their possession. If this Agreement is terminated for any reason whatsoever and in the event that OCLI or SICPA is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, OCLI or SICPA, as the case may be, will notify ICIA and FLEX promptly of the request or requirement so that ICIA and FLEX may seek an appropriate protective order or waive compliance with the provisions of this Section 6(e). If, in the absence of a protective order or the receipt of a waiver hereunder, OCLI or SICPA, as the case may be, is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, OCLI or SICPA, as the case may be, may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use its reasonable best efforts to obtain, at the reasonable request of ICIA and FLEX, or either of them, and at ICIA's sole expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as ICIA or FLEX, as the case may be, shall designate. Notwithstanding the foregoing, except as provided in Section 8(a)(x) below and except to the extent any such investigation conducted after the date of this Agreement shall reveal a material breach of any of the representations and warranties made herein by ICIA or ICIAH, the Buyers shall not have any right to terminate this Agreement based on anything found in the materials furnished pursuant hereto or in any other information furnished pursuant hereto.

          (f) Notice of Developments. ICIA shall give prompt written notice to the Buyers of any material adverse development causing a breach of any of the representations and warranties in Section 4 or
Section 5 above. Each Party shall give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 6(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          (g) Exclusivity. Neither ICIA nor ICIAH shall (and ICIA shall not cause or permit FLEX to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities of FLEX, including, without limitation, the FLEX Shares, or any substantial portion of the assets, of FLEX or the Note (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. ICIA shall not vote the FLEX Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. Notwithstanding the foregoing, the restrictions set forth in this Section 6(g) shall terminate on the first to occur of the termination of this Agreement or the Closing.

          (h) Beta III Machine. Absent a breach by the other party to the Purchase Order and a failure to cure any such breach within any applicable cure period, ICIA shall not, and shall cause FLEX to not, cancel the Purchase Order or commit any breach or default in the performance of any of its terms prior to the Closing or the termination of this Agreement. ICIA shall cause FLEX to expend such funds as have been budgeted in FLEX's budget for the purpose of purchasing and installing the Beta III Machine and ICIAH shall provide FLEX with funds sufficient for that purpose provided, however, that this obligation shall terminate at Closing.

     7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

          (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further reasonable action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under
Section 9 below).

          (b) Books and Records of FLEX. ICIA acknowledges and agrees that from and after the Closing ICIA shall deliver to FLEX all documents, books, records (including tax records), agreements and financial data of any sort belonging to FLEX, provided ICIA may, at its expense, make and maintain copies of same for its own records.

          (c) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving FLEX, each of the other Parties shall use its reasonable best efforts to cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense so long as such action does not have an effect materially detrimental to such party, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party shall be entitled to indemnification therefor under Section 9 below).

          (d) Transition. None of ICIA, ICIAH or any of their respective Affiliates shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, employee, consultant or other business associate of FLEX from maintaining the same business relationships with FLEX after the Closing as it maintained with FLEX prior to the Closing.

          (e) Confidentiality. ICIA, ICIAH and their respective Affiliates shall treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or in defending itself against any claims relating hereto. In the event that ICIA or ICIAH is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, ICIA or ICIAH, as the case may be, will notify the Buyers promptly of the request or requirement so that the Buyers may seek an appropriate protective order or waive compliance with the provisions of this Section 7(e). If, in the absence of a protective order or the receipt of a waiver hereunder, ICIA or ICIAH, as the case may be, is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, ICIA or ICIAH, as the case may be, may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use its reasonable best efforts to obtain, at the reasonable request and sole expense of the Buyers, or either of them, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the requesting Buyer or Buyers shall designate.

          (f) Employment of FLEX's Personnel. For a period of at least six months following the Closing, SICPA and OCLI shall cause FLEX to retain all employees of FLEX as of the day immediately preceding the Closing Date with total compensation and benefits to be no less favorable in the aggregate than those in effect immediately prior to the Closing; provided, however, that any such employee may be terminated for Cause. "Cause" for purposes for this Section 7(f) means (i) the willful and continued failure of an employee to perform his or her duties, (ii) the conviction of an employee of a felony, or
(iii) the willful engaging by an employee in misconduct that is materially injurious of FLEX.

          (g)  Taxes.

               (i) Each of the parties hereto shall provide each of the other parties hereto with such cooperation and information as any of them reasonably may request of any other in filing any tax return, amended return or claim for refund, determining a liability for taxes or a right to a refund of taxes, or in conducting any audit or other proceeding in respect of taxes. Such cooperation and information, however, shall not include providing copies of income or franchise tax returns or portions thereof. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Each party will retain all returns, schedules and work papers and all material records or other documents relating to tax matters of FLEX for the taxable year ending after the Closing Date and for all previous years, until the expiration of the statute of limitations of the taxable years to which such returns and other documents relate (and, to the extent notified by the other party in writing, any extensions thereof).

               (ii) On and after the Closing Date, each party hereto will afford or cause to be afforded to any other party who so requests and its agents reasonable access to the properties, books, records, employees and auditors of FLEX to the extent necessary to permit such other party to determine any matter relating to the Business or its rights and obligations hereunder for any period ending on or before the Closing Date.

               (iii) Each party hereto will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, or otherwise for the purpose of defending itself against any claims, all confidential documents and information concerning each other party's business or the business of Flex provided to it pursuant to this Section 7(g).

               (iv) ICIA shall have the sole right to conduct any audit or any other proceeding before any taxing authority, to prepare and file any amended tax return, claim for refund or Tax Court petition, to prosecute any such claim and to select counsel, to engage in litigation and to consent to any settlement in connection therewith with respect to any taxes relating to FLEX, its Properties or assets or the Business, for any period during which ICIA owned any shares of FLEX, and each other party hereto shall execute and deliver, or cause to be executed and delivered, to ICIA or its designees, all instruments (including without limitation, powers of attorney) reasonably requested by ICIA in order to implement the provisions of this Section 7(g).

               (v) ICIA, at FLEX's cost and expense as normally charged FLEX in prior years, shall prepare or cause to be prepared, subject to FLEX's review and approval, all federal and state income tax returns required for FLEX to file for FLEX's 1994 tax year.

          (h) Funding of Research, Development and Engineering Agreement. ICIA shall contribute to FLEX an aggregate of $658,277 pursuant to Section 7.9 of the JV Agreement, with each portion of such contribution to be remitted by ICIA within 15 days following FLEX's request, as "Costs" (as such term is defined in that certain Research, Development and Engineering Agreement dated December 19, 1988, by and between FLEX and OCLI) are incurred by FLEX pursuant to Section 4.1 of said Research, Development and Engineering Agreement, less any amounts contributed by ICIA to FLEX in respect of said Costs from and after the date hereof to the Closing. The $658,277 amount is inclusive of a current invoice for costs for March, 1995, in the amount of $30,844.

          (i) Assignment of Personal Property Leases. ICIA shall use its reasonable best efforts (without any obligation to incur out-of-pocket third party expenses) to cause those automobile and other personal property leases relating to automobiles and personal property leased by ICIA or any of its Affiliates for the use and benefit of FLEX to be assigned to FLEX, as lessee except to the extent such personal property leases are by their terms not assignable.

          (j) Payment of Insurance Premiums. ICIA shall pay to FLEX one-half of the premium required to be paid by FLEX to secure so-called "nose cover" or "gap" insurance coverage for any claim or claims that are first made after Closing for any loss arising during the period December 20, 1988 to Closing up to a maximum payment by ICIA of $25,000.

     8.   Conditions to Obligation to Close.

          (a) Conditions to Obligation of the Buyers. The respective obligations of each of the Buyers to consummate the transactions to be performed by it in connection with the Closing shall be subject to satisfaction (or the waiver by the Buyer for whose benefit such condition is provided herein) of all of the following conditions:

               (i)  The representations and warranties set forth in
Section 3(a), Section 3(b), Section 4 and Section 5 above applicable to such Buyer shall be true and correct in all material respects at and as of the Closing Date.

               (ii) ICIA and ICIAH shall have performed and complied with all of their respective covenants applicable to such Buyer hereunder in all material respects through the Closing.

               (iii) FLEX shall have procured all of the material third party consents specified in Section 6(b) above.

               (iv) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyers to own the FLEX Shares or the Note or to control FLEX, or (D) affect materially and adversely the right of FLEX to own its Properties and assets and to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

               (v) ICIA and ICIAH each shall have delivered to the Buyers a certificate to the effect that each of the conditions specified above in Section 8(a)(i)-(iii) is satisfied in all respects.

               (vi) The Parties and FLEX shall have received all material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 6(b) above.

               (vii) The Buyers shall have received from counsel to ICIA opinions in form and substance as set forth in Exhibit B attached hereto, addressed to the Buyers, and dated as of the Closing Date.

               (viii) The Buyers shall have received from counsel to ICIAH opinions in form and substance as set forth in Exhibit B attached hereto, addressed to the Buyers, and dated as of the Closing Date.

               (ix) James A. Alles, Dennis Lancaster, and Trevor Gazard, and their respective successors elected to office prior to the Closing, shall have resigned, effective as of the Closing, as directors of FLEX.

               (x) Representatives of Buyers and each of them shall have had access to all documents and information reasonably requested pursuant to Section 6(e) above and, as to SICPA only, its due diligence investigation with respect only to Process Know-How and the names of the other party or parties to and technical specifications contained in certain agreements that by their terms are not disclosable and have not heretofore been disclosed to SICPA shall not have revealed any condition, event or circumstance or set of conditions, events or circumstances which would, either alone or in the aggregate, materially negatively impact Flex's Business, operating results or financial condition; provided, however, that SICPA shall have the burden of proving that any such condition, event or circumstance or set of conditions, events or circumstances so revealed would, either alone or in the aggregate, materially negatively impact Flex's Business, operating results or financial condition.

               (xi) All actions to be taken by ICIA and ICIAH in connection with consummation of the transactions contemplated hereby shall have been taken and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyers.

               (xii) The other Buyer shall have tendered its portion of the Share Purchase Price and the Note Purchase Price.

The Buyers may waive any condition specified in this Section 8(a) if each of them executes a written waiver, or either Buyer may waive a condition applicable only to it by executing a written waiver, so stating at or prior to the Closing.

          (b) Conditions to Obligations of ICIA and ICIAH. The respective obligations of ICIA and ICIAH to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction (or the waiver of the Party for whose benefit such condition is provided herein) of all of the following conditions:

               (i) The representations and warranties set forth in Sections 3(c) and 3(d) above shall be true and correct in all material respects at and as of the Closing Date.

               (ii) The Buyers shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing.

               (iii) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

               (iv) The Buyers each shall have delivered to ICIA and ICIAH a certificate to the effect that each of the conditions specified above in Section 8(b)(i)-(ii) is satisfied in all respects.

               (v) The Parties and FLEX shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 6(b) above.

               (vi) ICIA and ICIAH shall have received from counsel to OCLI an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to ICIA and ICIAH, and dated as of the Closing Date.

               (vii) ICIA and ICIAH shall have received from counsel to SICPA an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to ICIA and ICIAH, and dated as of the Closing Date.

               (viii) All actions to be taken by the Buyers in connection with consummation of the transactions contemplated hereby shall have been taken and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to ICIA and ICIAH.

               (ix) Each Buyer shall have tendered its portion of the Share Purchase Price and the Note Purchase Price.

ICIA and ICIAH may waive any condition specified in this Section 8(b) if they execute a writing so stating at or prior to the Closing.

     9.   Remedies for Breaches of This Agreement.

          (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect (i) for a period of five (5) years following the Closing with respect to the representations and warranties of ICIA contained in Sections 4(o) and 5(n) above as such representations relate in any way to environmental matters and (ii) for a period of three (3) years following the Closing with respect to all other representations and warranties of the Parties made herein.

          (b) Indemnification Provisions by ICIA for Benefit of the Buyers. In the event ICIA breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 9(a) above, provided that the Buyers (or either of them) make a written claim for indemnification against ICIA pursuant to Section 11(h) below within such survival period, then ICIA shall indemnify the Buyers from and against the entirety of any Adverse Consequences the Buyers, or either of them, may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyers, or either of them, may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. The foregoing notwithstanding, ICIA shall not have any obligation to indemnify the Buyers from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of ICIA contained in Section 4 or Section 5 above (A) until the Buyers shall have suffered Adverse Consequences by reason of all such indemnifiable matters in excess of $300,000 in the aggregate, and then only to the extent of such excess, (B) in excess of an aggregate ceiling (inclusive of interest and the costs of enforcing ICIA's obligations hereunder, including all legal fees inclusive of legal fees recoverable pursuant to Section 11(p)) as to each Buyer equal to the sum of that portion of the Share Purchase Price and the Note Purchase Price payable by such Buyer (the "Ceiling") which Ceiling, as to each Buyer, shall be reduced in equal monthly increments on the last day of each month, beginning with the last day of the month immediately following the month in which the Closing shall occur and ending twelve months thereafter, by an amount equal to one twelfth of that portion of the Note Purchase Price paid by each Buyer, or (C) for incidental, exemplary or consequential damages of the Buyers caused by such breach. ICIA shall not have any obligation to indemnify OCLI from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused in whole or in part by any events or occurrences taking place on or before December 19, 1988. To the extent indemnity is based upon claims, demands, liabilities or damages made against or suffered by FLEX or the Buyers and relating to, in the nature of, or caused by the breach of any representation or warranty of ICIA contained in Section 4 or Section 5 above (which shall include reasonable attorneys' fees incurred in the defense of Third Party Claims), ICIA's obligation to indemnify each Buyer shall be relative to the percentage of the total outstanding Common Stock of FLEX to be purchased by such Buyer from ICIA, as contemplated in
Section 2 above (i.e., if a breach of any representation or warranty of ICIA contained in Section 4 or Section 5 above results in total Adverse Consequences to FLEX and the Buyers (which shall include reasonable attorneys' fees incurred in the defense of third party claims) of a given amount, then ICIA shall never be liable (i) to SICPA for more than 40% of such amount and (ii) to OCLI for more than 20% of such amount). After the Closing, ICIA shall not be liable for any claim under this Section 9 by a Buyer to the extent that such claim is based upon the falsity, inaccuracy, incompleteness or breach of a representation, warranty, covenant, condition, agreement or obligation contained herein if such Buyer had knowledge of such falsity, inaccuracy, incompleteness or breach prior to or at the Closing Date.

          (c) Indemnification Provisions by ICIAH for Benefit of the Buyers. In the event ICIAH breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 9(a) above, provided that the Buyers (or either of them) make a written claim for indemnification against ICIAH pursuant to Section 11(h) below within such survival period, then ICIAH shall indemnify the Buyers from and against the entirety of any Adverse Consequences the Buyers, or either of them, may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyers, or either of them, may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

          (d) Indemnification Provisions for Benefit of ICIA and ICIAH. In the event either of the Buyers breaches any of their respective representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to
Section 9(a) above, provided that ICIA or ICIAH makes a written claim for indemnification against the breaching Buyer pursuant to
Section 11(h) below within such survival period, then the breaching Buyer (but not the other Buyer) shall indemnify each of ICIA and ICIAH from and against the entirety of any Adverse Consequences ICIA and ICIAH may suffer through and after the date of the claim for indemnification (including any Adverse Consequences ICIA and ICIAH may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

          (e)  Matters Involving Third Parties.

               (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

               (ii) Any Indemnifying Party shall have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 30 days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

               (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 9(e)(ii) above, (A) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and
(B) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

               (iv) In the event none of the Indemnifying Parties shall assume and conduct the defense of the Third Party Claim in accordance with Section 9(e)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Parties shall remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

          (f) Insurance; Exclusive Remedy. The indemnities provided by this Section 9 shall apply only to damages, losses, liabilities and expenses for which the party seeking indemnification has not obtained reimbursement through third party insurance; provided that the Indemnified Party shall not be obligated to claim such insurance unless the Indemnifying Party shall have agreed in form and substance reasonably satisfactory to the Indemnified Party to reimburse the Indemnified Party for all reasonable out of pocket costs, fees and expenses incurred in connection therewith (including reasonable attorneys' fees thereby incurred or incurred in the defense of Third Party Claims asserted in such connection) and provide indemnification to the extent required pursuant to this Agreement pending recovery of insurance proceeds; provided further, however, that upon any such recovery of insurance proceeds the Indemnified Party shall reimburse the Indemnifying Party up to the amount of such insurance proceeds to the extent the Indemnifying Party shall have made payments hereunder. The sole and exclusive remedy of Buyers against ICIA or ICIAH and the sole and exclusive remedy of ICIA or ICIAH against either Buyer for the falsity, inaccuracy, incompleteness or breach of any representation, warranty, covenant, condition, agreement or obligation under this Agreement or any certificate or other writing delivered pursuant hereto, or for any other matter arising from or related to the transactions contemplated hereunder, shall be pursuant to this
Section 9 and all other remedies to which such parties may otherwise have been entitled at law or in equity pursuant to applicable law or otherwise are hereby waived to the fullest extent allowed by the law.

          (g) Mitigation. Each party shall use its reasonable best efforts to mitigate any liabilities and damages for which it may claim indemnification under this Section 9.

          (h) Adjustment to Purchase Price. All indemnity payments made by ICIA to either Buyer or to ICIA by either Buyer shall be deemed to be adjustments to the Share Purchase Price. All indemnity payments made by ICIAH to either Buyer or to ICIAH by either Buyer shall be deemed to be adjustments to the Note Purchase Price.

     10.  Termination.

          (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

               (i) the Buyers and ICIA may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (ii) either Buyer may terminate this Agreement by giving written notice to ICIA at any time prior to the Closing (A) in the event either of ICIA or ICIAH has breached any material representation, warranty or covenant contained in this Agreement and applicable to such Buyer in any material respect, such Buyer has notified ICIA of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 15, 1995, by reason of the failure of any condition precedent set forth in Section 8(a) above (unless the failure results primarily from the Buyers themselves breaching any representation, warranty or covenant contained in this Agreement); and

               (iii) ICIA or ICIAH may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing
(A) in the event the Buyers, or either of them, have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, ICIA has notified the Buyers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 15, 1995, by reason of the failure of any condition precedent set forth in Section 8(b) above (unless the failure results primarily from either of ICIA or ICIAH themselves breaching any representation, warranty or covenant contained in this Agreement).

          (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that Sections 11(i) and 11(o) and the confidentiality provisions contained in Section 6(e) above shall survive termination.

     11.  Miscellaneous.

          (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyers and ICIA; provided, however, that any Party may make any public disclosure it shall believe in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties and furnish copies to them of the intended disclosure prior to making the disclosure).

          (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person, including, without limitation, any employee, officer or director of FLEX, other than the Parties and their respective successors and permitted assigns.

          (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. The foregoing notwithstanding, this Agreement does not supersede (i) that certain Agreement between OCLI and SICPA dated as of December 13, 1994 or (ii) that certain Confidentiality Agreement between ICI Plc. and SICPA dated as of September 29, 1994.

          (d)  Joint Venture Agreement.

               (i)  Excepting as otherwise provided in this
Section 11(d), the rights and obligations of ICIA, ICIAH and their respective Affiliates (other than FLEX) set forth in that certain Joint Venture Agreement dated December 19, 1988, among ICIA (as successor in interest to ICIAH), OCLI and FLEX (the "JV Agreement") shall, effective on the Closing, terminate and all terms, conditions and obligations thereunder as they relate to ICIA shall be deemed satisfied and released.

               (ii)  Excepting as otherwise set forth in this
Section 11(d), the rights and obligations of OCLI with respect to ICIA, ICIAH and their respective Affiliates (other than FLEX) set forth in the JV Agreement shall, effective on the Closing, terminate and all terms, conditions and obligations with application to OCLI vis-a-vis ICIA, ICIAH and their respective Affiliates (other than FLEX) shall be deemed satisfied and released.

               (iii)  Notwithstanding the provisions of
subsections (i) and (ii) of this Section 11(d), the rights and obligations of ICIA and OCLI set forth in Sections 7.5 (as modified pursuant to this Section 11(d)) and 7.9 (as provided in Section 7(h) hereinabove) and Articles 8, 9, 10 and 11 of the JV Agreement shall remain in full force and effect and the agreement regarding confidentiality set forth in Section 7.7 of the JV Agreement shall remain in full force and effect except to the extent that Confidential Information shall have been disclosed pursuant to the Letter of Intent, the Confidentiality Agreements referred to therein or hereto.
Section 7.5 of the JV Agreement is hereby amended to extend its duration to five years from the Closing Date.

               (iv)  In all respects other than as provided in this
Section 11(d) the JV Agreement shall remain in full force and effect. Furthermore, this Section 11(d) is not intended to and does not affect any of the agreements entered into between OCLI and FLEX pursuant to
Article 6 of the JV Agreement.

               (v)  Notwithstanding anything to the contrary in this
Section 11(d), any rights which ICIA may have pursuant to Articles 10 or 11 of the JV Agreement shall be in addition to any rights or remedies it may have under applicable law, under this Agreement or otherwise.

          (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyers and ICIA; provided, however, that each of the Buyers may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the assigning Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

          (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (h) Notices. Any notice, report or any other communication required or permitted to be given by one Party to another Party by this Agreement shall be in writing and either (i) served personally on the other Party, (ii) sent by express, registered or certified first-class mail, postage prepaid, addressed to the other party at its address as indicated below, or to such other address as the addressee shall have theretofore furnished to the other party by proper notice,
(iii) delivered by commercial courier to the other party, or (iv) sent by telefax to the other party at its telefax number indicated below or to such other telefax number as the party shall have theretofore furnished to the other party by proper notice, with machine confirmation of transmission. Notice shall be deemed given upon actual physical delivery or upon the receipt of telefax, or on the fifth day following the deposit in the mails as contemplated above:

     If to ICIA:

          ICI Americas Inc.
          Concord Plaza
          3411 Silverside Road
          Wilmington, Delaware  19850
          Attention:  Barbara S. Curran, Esq.
          Telefax No. 302-887-1178

     with a copy to:

          Pillsbury Madison & Sutro
          725 South Figueroa Street, Suite 1200
          Los Angeles, California  90017
          Attention:  Blase P. Dillingham, Esq.
          Telefax No. 213-629-1033

     If to ICIAH:

          ICI American Holdings Inc.
          Concord Plaza
          3411 Silverside Road
          Wilmington, Delaware  19850
          Attention:  Barbara S. Curran, Esq.
          Telefax No. 302-887-1178

     with a copy to:

          Pillsbury Madison & Sutro
          725 South Figueroa Street, Suite 1200
          Los Angeles, California  90017
          Attention:  Blase P. Dillingham, Esq.
          Telefax No. 213-629-1033

     If to OCLI:

          Optical Coating Laboratory, Inc.
          2789 Northpoint Parkway
          Santa Rosa, California 95407-7397
          United States of America
          Attention: Herbert M. Dwight, Jr.
                     Joseph C. Zils, Esq.
          Telefax No. (707)525-7410

     with a copy to:

          John V. Erickson, Esq.
          Collette & Erickson
          555 California Street, Suite 4350
          San Francisco, California 94104-1791
          United States of America
          Telefax No. (415)788-6929

     If to SICPA:

          Maurice A. Amon
          SICPA Holding S.A.
          2, rue de la Paix
          1002 Lausanne, Switzerland
          Telefax No. 41-21-312-6895

     with a copy to:

          William E. Horwich, Esq.
          Proskauer Rose Goetz & Mendelsohn
          555 California Street, Suite 4604
          San Francisco, CA 94104-1791
          United States of America
          Telefax No. (415)956-2324

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

          (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyers, ICIA and ICIAH. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (l) Expenses. Each of the Parties and FLEX shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. ICIA and ICIAH represent, warrant and covenant that FLEX has not borne and shall not bear any of ICIA's or ICIAH's costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

          (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

          (n) Incorporation of Exhibits, Appendices, and Schedules; Construction of Disclosure Schedule. The Exhibits, Appendices, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The inclusion of any item in one paragraph of the Disclosure Schedule shall be deemed for purposes of this Agreement to be an inclusion of such item in all other paragraphs of the Disclosure Schedule in which such item should have been listed pursuant to this Agreement.

          (o) Consent to Jurisdiction and Forum Selection. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in San Francisco, California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 11(o). Each party hereby waives any right it might have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section 11(o), and stipulates that the State and Federal courts located in San Francisco, California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy or proceeding arising out of or relating to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this
Section 11(o) if given in the manner set forth in Section 11(h) hereof. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in any other jurisdictions in any manner provided by law.

          (p) Attorneys' Fees and Costs. In the event of any litigation, arbitration or proceeding or other dispute arising as a result of this Agreement, the prevailing party shall be entitled, in addition to any other damages assessed, to its reasonable attorneys' fees and all other costs and expenses incurred in connection with settling or resolving such dispute. The attorneys' fees which the prevailing party shall be entitled to recover shall include any fees for prosecuting or defending any appeal and supplemental proceedings until the final judgment is satisfied in full, and for any post-judgment proceedings to collect or enforce the judgment. Subject to the provisions of local law, the prevailing party shall recover all such fees, costs or disbursements as costs taxable by the court or arbiter in the action or proceeding itself without the necessity for a cross-action by the prevailing party.



     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                         OPTICAL COATING LABORATORY, INC.


                         By:  /s/HERBERT M. DWIGHT, JR.
                              Herbert M. Dwight, Jr.,
                                                       Chief Executive
                              Officer


                         SICPA HOLDING, S.A.


                         By:  /s/EDUARDO BERUFF
                              Eduardo Beruff
                              Authorized Signatory



                         By:  /s/WILLIAM E. HORWICH
                              William E. Horwich
                              Authorized Signatory

                         ICI AMERICAS INC.


                         By:  ____________________________
                         Its: ____________________________



                         ICI AMERICAN HOLDINGS INC.


                         By:  ____________________________
                         Its: ____________________________

                              FLEX PRODUCTS, INC.


                              By:  /s/MICHAEL SULLIVAN
                                   President


                                    EXHIBIT A

                                [ICI Letterhead]

                                 PROMISSORY NOTE

     For value received Flex Products, Inc. (hereinafter called Flex) promises to pay to the order of ICI American Holdings Inc. (hereinafter called Holdings) by wire transfer or as agreed by the parties hereto, at its offices in Wilmington, Delaware, the aggregate unpaid principal amount set forth on the reverse side hereof, but not more than Fifteen Million Dollars ($15,000,000) in lawful money of the United States of America not later than May 31, 1995.

     Flex also promises to pay interest to Holdings in like money at said office by wire transfer or as agreed by the parties hereto from the date hereof at a rate equal to the Prime Rate as published by Citibank, N.A. plus 1% as determined on the date of this Note. Said interest shall be calculated at the termination of this Note based on the average daily aggregate principal amount outstanding during the term of the Note times the number of actual days elapsed over a year of 360 days. Interest payments will be due to Holdings at the termination of the Note.

     Flex shall be entitled to prepay all or a portion of the aggregate principal amount outstanding and accrued interest thereon prior to May 31, 1995 by giving written notice to Holdings not less than three business days prior to the date of its intention to make such prepayment.

     In the event Holdings ceases to own in excess of fifty percent (50%) of the voting stock of Flex then Holdings may by notice in writing to Flex declare the entire principal amount outstanding and interest accrued thereon to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

     A commitment fee of 3/8% (three-eighths percent) per annum will be payable on the unused balance ($15 million - average daily aggregate principal amount outstanding) for the term of the loan on May 31, 1995.

ICI AMERICAN HOLDINGS INC.         FLEX PRODUCTS, INC.

By /s/ N. SCHUEFTAN                By /s/W.H. MAYERS
TREASURER

                                 REVERSE OF NOTE

                                           AVERAGE
                    AGGREGATE UNPAID       AGGREGATE DAILY
DATE                PRINCIPAL AMOUNT       PRINCIPAL AMOUNT

April 30, 1995      $11,695,000.00         $11,320,535.71

INTEREST            SIGNATURE
RATE                OF BORROWER

10%                 /s/WHM (Initialed)


                             EXHIBIT B



            [PILLSBURY, MADISON & SUTRO LETTERHEAD]





                              May 8, 1995



Optical Coating Laboratory, Inc.
2789 Northpoint Parkway
Santa Rosa, California  95407-7397

SICPA Holding, S.A.
2, rue de la Paix
1002 Lausanne, Switzerland


          Re:  Agreement for the Purchase of Stock and Note of Flex
          Products, Inc.

Dear Sirs:

          We have acted as special counsel to ICI Americas Inc., a Delaware corporation ("ICIA") and ICI American Holdings Inc., a Delaware corporation ("ICIAH"), (collectively, the "Sellers" and each, individually, a "Seller"), with respect to the negotiation and execution of that certain Stock and Note Purchase Agreement dated May 1, 1995 (the "Agreement"), by and among SICPA Holding S.A. ("SICPA"), Optical Coating Laboratory, Inc. ("OCLI"), the Sellers and for certain limited purposes, Flex Products, Inc., a Delaware corporation ("Flex"). Terms defined in the Agreement have the same meaning herein. This opinion is rendered pursuant to Sections 8(a)(vii) and 8(a)(viii) of the Agreement.

          We have examined executed copies of the Agreement and such other documents and certificates of public officials and representa tives of Sellers and/or Flex as we have deemed necessary as a basis for the opinions expressed herein. As to questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates of officers of Sellers and/or Flex.

          We have assumed the genuineness of all signatures and documents submitted as originals, that all copies submitted to us conform to the originals, the legal capacity of all natural persons, and as to documents executed by entities other than Sellers, that each such entity has complied with any applicable requirement to file returns and pay taxes under the California Franchise Tax law and had the power to enter into and perform its obligations thereunder, and that such documents have been duly authorized, executed and delivered by, and are binding upon and enforceable against, such entities.

          We have assumed the completeness, correctness and accuracy of all matters opined upon by William J. Hutchinson, Esq. in his opinion relating to the transactions contemplated by the Agreement and delivered concurrently herewith and have relied thereupon in rendering this opinion.

          We assume that neither SICPA nor OCLI knows of any agreements, understandings or negotiations between the parties not set forth in the Agreement that would modify the provisions thereof or rights and obligations of the parties thereunder.

          We express no opinion as to the laws of any jurisdiction other than California, Delaware and the United States, nor as to the effect on the transaction of the antitrust laws or securities laws of any such jurisdiction.

          Based on the foregoing and subject to the qualifications set forth below, it is our opinion that:

               Flex is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified and in good standing to do business as a foreign corporation in California and Pennsylvania.

               The Agreement is a valid and binding obligation of each Seller, enforceable in accordance with its terms and the modification of the Joint Venture Agreement contained in Section 11(d) of the Agreement is valid and binding upon ICIA.

               The entire authorized capital stock of Flex presently consists of 1,000 shares of Common Stock, $0.01 par value, of which a total of 200 shares are presently issued and outstanding, and 1,000 shares of Preferred Stock, $0.01 par value, of which 80 shares have been designated as Series A Preferred Stock and 12 shares have been designated as Series B Preferred Stock, and of which no shares of Series A Preferred Stock and 12 shares of Series B Preferred Stock are presently issued and outstanding. All of the FLEX Shares have been duly authorized, are validly issued, fully paid and nonassessable.

          The opinions set forth above are subject to the following qualifications:

               Our opinion in paragraph 2 above is subject to and limited by: (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally; (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(iii) the effect of applicable court decisions, invoking statutes or principles of equity, which have held that certain covenants and provisions of agreements are unenforceable where the breach of such covenants or provisions imposes restrictions or burdens upon an obligor, and it cannot be demonstrated that the enforcement of such restrictions or burdens is necessary for the protection of the creditor, or which have held that the creditor's enforcement of such covenants or provisions under the circumstances would violate the creditor's covenants of good faith and fair dealing implied under California law; (iv) the effect of statutes and rules of law which cannot be waived prospectively by an obligor or, (iv) the effect of California Civil Code sections 1670.5, 1698 and 1717 and California Business & Professions Code sections 16600 and 16601, and sections cited therein, and of cases applying such statutes and cases denying enforcement of indemnities against the indemnitee's negligence, wrongdoing or violation of law.

               We render no opinion as to the enforceability of
Section 11(o) of the Agreement to the extent it purports to confer subject matter jurisdiction upon any federal court of the United States in the absence of the statutory requirements for such jurisdiction.

          This opinion is rendered solely for your information in connection with the transaction described above and may not be relied upon by any other person for any purpose without our prior written consent.

                              Very truly yours,

                              PILLSBURY, MADISON & SUTRO


                                [ICI LETTERHEAD]


                         EXHIBIT C

                   [COLLETTE & ERICKSON LETTERHEAD]






                              May 8, 1995




ICI Americas Inc. and
Concord Plaza
3411 Silverside Road
Wilmington, Delaware  19850

ICI American Holdings Inc.
Concord Plaza
3411 Silverside Road
Wilmington, Delaware  19850


          RE: STOCK AND NOTE PURCHASE AGREEMENT BY AND AMONG OPTICAL COATING LABORATORY, INC., SICPA HOLDING, S.A., ICI AMERICAS INC., ICI AMERICAN HOLDINGS INC. AND FLEX PRODUCTS, INC.

Ladies and Gentlemen:

     We have acted as counsel to Optical Coating Laboratory, Inc., a Delaware corporation (the "Company"), in connection with the execution and delivery by the Company of that certain Stock and Note Purchase Agreement dated May 1, 1995 (the "Agreement"), by and among The Company, SICPA Holding S.A. ("SICPA"), ICI Americas Inc. ("ICIA"), ICI American Holdings Inc.("ICIAH") and Flex Products, Inc. ("Flex"), for the purchase by the Company and SICPA of all of ICIA's right, title and interest in and to the issued and outstanding Common Stock and Series B Preferred Stock of Flex held by ICIA (the "Flex Shares") and for the purchase of all of ICIAH's right, title and interest in and to that certain promissory note of Flex payable to the order of ICIAH and dated April 30, 1995 (the "Note"). This firm also represents the Company on a regular basis, although our engagement has been limited to specific matters as to which we have been consulted by the Company. We are delivering this opinion to you pursuant to Section 8(b)(vi) of the Agreement. All capitalized terms used and not expressly defined herein shall have the meaning given to them in the Agreement.

     In connection with the foregoing we have been furnished with originals or copies certified to our satisfaction of such corporate or other records of the Company, with such certificates of officers and representatives of the Company, and with such other documents, and we have made such other examinations, investigations and inquiries of the Company and its officers, as we have deemed necessary as a basis for the opinions expressed below.

     In connection with this opinion, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction as being true copies, of the following, each dated this date unless otherwise indicated:

     A. The Agreement and all exhibits and schedules attached thereto;

     B.   A Certificate of the Secretary of the Company (the
"Secretary's Certificate") certifying as to (i) the Certificate of Incorporation of the Company, (ii) the Bylaws of the Company and (iii) resolutions adopted by the Board of Directors of the Company;

     C. A certificate executed by Herbert M. Dwight, President, Chief Executive Officer and Chief Financial Officer of the Company, and Joseph C. Zils, Vice President, General Counsel and Secretary of the Company (the "Company's Certificate"), certifying as to certain factual matters;

     D. A certificate of the Secretary of State of Delaware, dated April 24, 1995, attesting to the continued corporate existence and good standing of, and current payment of franchise taxes by, the Company in that state;

     E. A certificate of the Secretary of State of California, dated April 24, 1995, attesting that the Company is qualified to transact business as a foreign corporation in that state;

     F. A certificate of the Franchise Tax Board of California, dated April 24, 1995, attesting to the good standing of the Company with that agency; and

     G. Originals, or copies certified or otherwise identified to our satisfaction, of such other documents, records, instruments and certificates of public officials as we have deemed necessary or appropriate to enable us to render this opinion.

     We have also examined originals or copies of the documents listed in the Company's Certificate and in the Secretary's Certificate.

     In conducting our examination we have assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all certificates and documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. We have also assumed, without investigation, the accuracy of the representations and warranties as to factual matters made by any party in the Agreement and the accuracy of the representations and statements made to us by officers or employees of the Company and by public officials. In making our examination of documents and instruments executed by any person or entity, we have assumed, without investigation, that each such person or entity has (i) the power, capacity, right and legal authority to enter into and perform all of its obligations under such documents and instruments, (ii) duly authorized all requisite action with respect to such documents and instruments, (iii) duly executed and delivered such documents and instruments and (iv) complied with any applicable requirement to file returns and pay taxes under the California Franchise Law. We have not, however, made the assumptions set forth in the immediately preceding sentence with respect to the Company or its power, capacity, right, authority, authorization or execution of documents and instruments.

     Whenever a statement below is qualified by the phrases "known to us" or "to our knowledge," it is intended to indicate that during the course of our representation of the Company, no information that would give us actual knowledge of, or a reasonable belief concerning, the inaccuracy of such statement has come to the attention of those attorneys in this firm who have rendered legal services to the Company. Except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

     In rendering the opinions hereinafter expressed, we have also assumed, without investigation, that the following facts are true:

          Each of ICIA and ICIAH will enforce its respective rights under the Agreement in circumstances and in a manner in which it is commercially reasonable to do so, and in accordance with all procedural requirements under applicable law.

          Other than the Company, no party to the Agreement or any agreement relating thereto is subject to any statute, rule, or regulation, or to any impediment to which contracting parties are generally not subject, which requires the Company or any other person or party to obtain the consent of or to make a declaration or filing with any governmental authority or other person or entity.

     3. None of ICIA, ICIAH or SICPA knows of any agreements, understandings or negotiations among the parties not set forth in the Agreement that would modify the terms or rights and obligations of the parties thereunder.

     The opinions expressed below are subject to the following qualifications:

          Our opinions below are subject to the following: (a) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally; (b) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law; (c) the compliance or noncompliance with applicable anti-fraud statutes under the rules and regulations applicable to state and federal laws concerning the purchase or sale of securities; (d) the limitations upon the ability of the Company or any other party to the Agreement to waive any rights, claims or defenses available to such party at law or in equity pursuant to statute or otherwise and (e) the effect of California Civil Code Sections 1670.5, 1698 and 1717 and California Business & Professions Code Sections 16600 and 16601, and sections cited therein, and of cases applying such statutes and cases denying enforcement of indemnities against the indemnitee's negligence, wrongdoing or violation of law.

     2. We are members of the Bar of the State of California and do not hold ourselves out as experts on the law of any other state. Consequently, our opinions below are limited to the effect of the laws of the State of California and of the federal laws of the United States and, with respect only to our opinions expressed in paragraphs
(a) and (c) below, of the General Corporation Law of the State of Delaware. Accordingly, we express no opinion with respect to the laws of any other jurisdiction, or the effect thereof, on the transactions contemplated by the Agreement. Furthermore, we express no opinion with respect to the effect on the transactions contemplated by the Agreement of the antitrust laws or securities laws of any jurisdiction.

     3. We express no opinion as to the enforceability of Section 11(o) of the Agreement to the extent it purports to confer subject matter jurisdiction upon any federal court of the United States in the absence of the statutory requirements for such jurisdiction.

     4. Our opinions below are limited to matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

     Based upon and subject to the foregoing, we are of the opinion that:

          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing as a foreign corporation in the State of California.

       The Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and the modification of the JV Agreement as set forth in Section 11(d) of the Agreement is valid and binding upon the Company.

          The Agreement has been duly authorized by all necessary corporate action on the part of the Company, and has been duly executed and delivered by the Company.

          Execution and delivery of the Agreement and performance thereunder by the Company of its obligations thereunder do not conflict with or violate (i) the Company's Certificate of Incorporation or Bylaws, (ii) to our knowledge, any applicable law or regulation (other than ordinances and regulations of counties and political subdivisions thereof), or (iii) to our knowledge, any order of court or arbitrator.

     This opinion letter is rendered solely for your benefit in connection with the transaction described in the Agreement. Without our prior written consent, this opinion letter may not be (a) relied upon by any other person or entity or used for any other purpose; (b) quoted in whole or in part or otherwise referred to in any report or document; or (c) furnished (the original or copies thereof) to any person or entity except in connection with the enforcement of the Agreement by you.

                              Very truly yours,



                              /S/COLLETTE & ERICKSON

JVE:JGP:cs



                         EXHIBIT D

                 [PROSKAUER ROSE GOETZ & MENDELSOHN LETTERHEAD]

                          May 8, 1995

ICI Americas Inc.
Concord Plaza
3411 Silverside Road
Wilmington, Delaware 19850

ICI American Holdings Inc.
Concord Plaza
3411 Silverside Road
Wilmington, Delaware 19850

          Re:  Agreement For The Purchase Of Stock And Note Of Flex
          Products, Inc.

Dear Sirs:

     We have acted as counsel to SICPA Holding S.A., a Swiss corporation ("SICPA"), with respect to the negotiation and execution of that certain Stock And Note Purchase Agreement dated May 1, 1995 (the "Agreement"), by and among SICPA, Optical Coating Laboratory, Inc., ICI Americas Inc. ("ICIA"), ICI American Holdings Inc.("ICIAH") and for certain limited purposes, Flex Products, Inc. Terms defined in the Agreement have the same meaning herein. This opinion is rendered pursuant to Section 8(b)(vii) of the Agreement.

          Examination Of Documents. In rendering this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true copies, of the following documents (collectively, the "Reference Documents"):

               The Agreement and all of its exhibits and schedules.

               Resolutions adopted by the membres du Conseil d'Administration (the Swiss equivalent of the Board of Directors) of SICPA.

               A Reliance Certificate provided to us by Mr. Nicklaus Huber, general legal counsel to SICPA (the "Reliance Certificate"), a copy of which is attached hereto as Exhibit A.

          Assumptions.

               In the examination of the Reference Documents, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals and the conformity to originals of documents submitted to us as certified or photostatic copies; (iii) that all signatories (except the signatories for SICPA on the Agreement) have adequate power and authority and have taken all necessary actions to execute and deliver all of these documents; (iv) that each person signing a document is a competent adult person not operating under any legal disability, duress or having been defrauded in the execution of such documents; and (v) as to documents executed by entities other than SICPA, that each such entity has complied with any applicable requirement to file returns and pay taxes under the California Franchise Tax law and had the power to enter into and perform its obligations thereunder, and that such documents have been duly authorized, executed and delivered by, and are binding upon and enforceable against, such entities.

               We have relied, as to all matters of fact upon which the conclusions of law expressed herein are based, exclusively upon the Reference Documents. We have not independently verified the information set forth in any of these Reference Documents.

               For purposes of this opinion, we have made the following additional assumptions:

                    The representations set forth in the Reliance
Certificate are true and correct in all respects.

                    Except for the Agreement and the other documents and instruments contemplated therein, there are no other documents, understandings or agreements between or among the parties which would expand or otherwise modify the obligations of the respective parties to the Agreement regarding the transactions contemplated thereby and which would have an effect on the opinions rendered herein, and neither ICIA nor ICIAH knows of any agreements, understandings or negotiations between or among the parties not set forth in the Agreement that would modify the terms or rights and obligations of the parties thereunder.

                As to the status and good standing of SICPA under Swiss law, and as to matters relating to the effectiveness and enforceability of SICPA's consents, as set forth in the Agreement, to jurisdiction, forum selection and consent to service of process in the courts or similar tribunals of Switzerland when applied to SICPA, we have relied exclusively upon the Reliance Certificate.

                    As to matters relating to the effectiveness and enforceability of SICPA's consent to jurisdiction, forum selection and consent to service of process under the Agreement in the courts of the States of California and Delaware and in the courts of the United States, we have relied exclusively upon general legal jurisdictional principles of "minimum contacts".

               Whenever a statement herein is qualified by "known to us", "to our current actual knowledge", "to the best of our knowledge" or similar phrase, it is intended to indicate that, during the course of our representation of SICPA, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys in this firm who have rendered legal services in connection with the representation described in the introductory paragraph of this opinion letter. However, except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of SICPA in other matters in which such attorneys are not involved.

          Opinion. Based on the foregoing and subject to the conditions, limitations, observations and further assumptions set forth herein, it is our opinion that:

               SICPA is a corporation duly organized, validly existing and in good standing under the laws of Switzerland.

               The Agreement is a valid and binding obligation of SICPA, enforceable in accordance with its terms.

               The Agreement has been duly authorized by all necessary corporate action on the part of SICPA, and has been duly executed and delivered by SICPA.

               The execution and delivery of the Agreement and performance by SICPA of its obligations thereunder do not conflict with or violate its charter documents corresponding to articles of incorporation and bylaws, or to the best of our knowledge, any applicable law or regulation or any order of court or arbitrator or similar authority known to us, and to the best of our knowledge, do not conflict with and will not constitute a material breach of the provisions of any material contract known to us by which SICPA is bound.

               Under California, federal, Delaware and Swiss law,
Section 11(o) of the Agreement, including without limitation the consent to jurisdiction, forum selection and consent to service of process provisions of such section, would be upheld by the courts of the States of California and Delaware, the federal courts of the United States and the courts or similar tribunals of Switzerland when applied to SICPA.

          Qualifications To And Limitations Of Opinion. This opinion is subject to, and limited by, the following qualifications, exceptions and reservations:

               The effect of bankruptcy, insolvency, reorganization and similar laws or equitable principles relating to or limiting creditors' rights generally and moratorium laws from time to time in effect, including, without limitation, the applicability or effect of
Section 548 of the Bankruptcy Code, 11 U.S.C. Section 548, or any other federal or state laws regarding fraudulent conveyances or transfers.

               The effect of general equitable principles, including the discretion of any court of competent jurisdiction in awarding equitable remedies including, without limitation, specific performance or injunctive relief.

               The effect of applicable court decisions invoking statutes or principles of equity, which have held that certain covenants and provisions of agreements are unenforceable where the breach of such covenants or provisions imposes restrictions or burdens upon an obligor, and it cannot be demonstrated that the enforcement of such restrictions or burdens is necessary for the protection of the creditor, or which have held that the creditor's enforcement of such covenants or provisions under the circumstances would violate the creditor's covenants of good faith and fair dealing implied under California law.

               The effect of statutes and rules of law which cannot be waived prospectively by an obligor.

               The effect of California Civil Code sections 1670.5, 1698 and 1717 and California Business & Professions Code sections 16600 and 16601, and sections cited therein, and of cases applying such statutes and cases denying enforcement of indemnities against the indemnitee's negligence, wrongdoing or violation of law.

               The effect of court decisions construing or applying California law which have held that certain covenants or provisions of agreements are unenforceable where enforcement of such provisions or covenants would violate implied or expressed covenants of good faith and fair dealing.

     In addition, we render no opinion as to the enforceability of
Section 11(o) of the Agreement to the extent it purports to confer subject matter jurisdiction upon any federal court of the United States in the absence of the statutory requirements for such jurisdiction; and we express no opinion as to the laws of any jurisdiction other than California, Delaware, Switzerland and the United States, nor as to the effect on the transaction of the antitrust laws or securities laws of any such jurisdiction.

     This opinion is rendered to you solely in connection with the transactions contemplated by the Agreement and may not be relied upon by any other person or for any other purposes. This opinion may not be quoted or used, in whole or in part, for any other purpose or delivered to any person, except with our prior written consent. This opinion is stated as of the date hereof, and we assume no responsibility to advise you or any other person or entity of changes which may hereafter be brought to our attention.

                              Very truly yours,
                              PROSKAUER ROSE GOETZ & MENDELSOHN


                              By /s/WILLIAM E. HORWICH
                                WILLIAM E. HORWICH, a member
                                of the firm

WEH:mmb
cc:  Maurice A. Amon
     Julian Briant
     Jeremy Lewis



                      RELIANCE CERTIFICATE

     The undersigned, NICKLAUS H. HUBER, furnishes this certificate knowing that it will be relied upon by Proskauer Rose Goetz & Mendelsohn in rendering their opinion to ICI Americas Inc. ("ICIA") and ICI American Holdings Inc.("ICIAH") in connection with the negotiation and execution of that certain Stock And Note Purchase Agreement (the "Agreement") by and among SICPA Holding S.A., a Swiss corporation ("SICPA"), Optical Coating Laboratory, Inc. ("OCLI"), ICIA and ICIAH. Capitalized terms utilized herein, unless specifically defined herein, shall have the meaning attributed thereto in the Agreement.

     For the purposes of giving this Reliance Certificate, the undersigned has examined a "red-lined" draft, dated April 27, 1995, of the Agreement (the "Draft"), and such other documents as the undersigned has considered necessary.

     In giving this Reliance Certificate, the undersigned has assumed that the form and substance of the Draft submitted to him conforms to the form and substance of the Agreement.

     The undersigned expresses no opinion as to any laws other than the laws of Switzerland in force as of the date of this Reliance
Certificate and he has assumed that there is nothing in any other body of law that affects his opinion as expressed herein.

     Based upon and subject to the above, the undersigned hereby represents as follows:

     I. I am an attorney admitted to practice under the laws of Switzerland, and I currently am general legal counsel to SICPA.

     II. Attached to this Reliance Certificate is a true and complete copy of resolutions adopted by the members of the Conseil d'Administration of SICPA. Such resolutions were duly and properly adopted in accordance with the laws of Switzerland, represent the corporate authorization of SICPA's Conseil d'Administration and have not been supplemented, rescinded, modified or amended.

     III. SICPA is a corporation duly organized, validly existing and in good standing under the laws of Switzerland. SICPA has all requisite power and authority under the laws of Switzerland to own and operate its properties and to conduct its business as now conducted, and has adequate power and authority to make and perform the Agreement and the other documents and instruments made in connection therewith and to perform its obligations thereunder.

     IV. The execution, delivery and performance of the Agreement and all documents and instruments executed pursuant thereto by SICPA have been duly authorized by all requisite action by the members of the Conseil d'Administration of SICPA; no further action by any member of the Conseil d'Administration, officer or shareholder of SICPA is required to authorize such action; and the Agreement shall be a valid and binding obligation of SICPA, enforceable in accordance with its terms, if and when executed in due form.

     V. The execution and delivery of the Agreement and performance by SICPA of its obligations thereunder do not conflict with or violate its charter documents, or any applicable law or regulation or any order of court or arbitrator or similar authority known to me, and do not conflict with and will not constitute a material breach of the provisions of any material contract known to me by which SICPA is bound.

     VI. Under Swiss law, Section 11(o) of the Agreement, including without limitation the consent to jurisdiction, forum selection and consent to service of process provisions of such section, would be upheld by the courts or similar tribunals of Switzerland when applied to SICPA.

     This Reliance Certificate and the opinions set forth herein are subject to the following qualifications:

          Under Swiss law an order of court (other than for the payment of money) will not necessarily be specifically enforced but in such cases damages may be awarded in lieu of specific performance.

          The enforceability of the Agreement may be limited by applicable bankruptcy, insolvency or other similar laws of general application.

          Any final and conclusive judgment for a definite sum obtained for the recovery of amounts due and unpaid under the Agreement in the California courts referred to in Section 11(o) of the Draft would be enforceable against SICPA in the appropriate courts of Switzerland without re-examination or re-litigation of the matters adjudicated provided that the requirements of Sections 25 and 27 of the Bundesgesetz uber das Internationale Privatrecht (Swiss Federal Act on International Private Law) are met, in particular that:

               Recognition of the foreign judgment is not contrary to the public policy as understood in Switzerland.

               SICPA has unconditionally joined the proceedings or has been properly served with writs either through its process agent in California or through judicial aid granted by Switzerland.

               SICPA has been given a fair trial (as understood in Switzerland) and in particular has been given the possibility properly to defend its case.

               No action between the same parties and on the same subject matter has been commenced first in any other competent Swiss or foreign court, and no judgment has been first rendered on the same subject matter in any other competent court.

          Proceedings may be commenced in Switzerland for the enforcement of agreements governed by a foreign law; under the Swiss Federal Act on International Private Law, in any such proceedings the judge shall apply that foreign law, the relevant provisions of which may have to be proved by the parties, but, if the contents of foreign law cannot be determined, Swiss law will be applied.

          To the extent that the Draft and the Agreement deal with the manner of service of process, this provision will have no legal effect with respect to legal actions or proceedings initiated in the courts of Switzerland since procedural matters are governed by mandatory provisions of the Swiss Federal and State Codes of Civil Procedure.

          Notwithstanding Section 11(h) in the Draft entitled
"Notices", under Swiss law, a notice required to be given to SICPA may be considered properly given only if and when actually received by it.

          Swiss courts may refuse to give effect to any provision in the Agreement under which SICPA undertakes to indemnify any other party thereto against any costs, loss, expense or liability in respect of the costs of unsuccessful litigation, or where the court by itself made an order for costs.

     This Reliance Certificate is addressed to you solely for the benefit of you and solely for the purpose of the transactions contemplated by the Agreement. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose without the express consent of the undersigned.

     IN WITNESS WHEREOF, the undersigned has executed this Reliance Certificate on May ___, 1995.


                              /S/NICKLAUS HUBER

                         SCHEDULES
                      SCHEDULE 2(A)(I)
              DISTRIBUTION OF FLEX SHARES AND
             ALLOCATION OF SHARE PURCHASE PRICE


                  No. and Class                Portion of
Buyer               of Shares              Shareholder Price


OCLI           40 Common                     $ 7,800,000.00
               4 Series B Preferred          $   600,000.00


SICPA          80 Common                     $14,900,000.00
               8 Series B Preferred          $ 1,200,000.00


                     SCHEDULE 2(A)(II)
         ALLOCATION OF NOTE AND NOTE PURCHASE PRICE


                                   Portion of Note and
Buyer             Date             Note Purchase Price


OCLI           May 8, 1995           $ 7,032,759
SICPA          May 8, 1995           $ 4,688,506

OCLI           May 9, 1995           $ 7,034,728
SICPA          May 9, 1995           $ 4,689,819

OCLI           May 10, 1995          $ 7,036,698
SICPA          May 10, 1995          $ 4,691,132

OCLI           May 11, 1995          $ 7,038,668
SICPA          May 11, 1995          $ 4,692,445

OCLI           May 12, 1995          $ 7,040,638
SICPA          May 12, 1995          $ 4,693,759

OCLI           May 15, 1995          $ 7,046,547
SICPA          May 15, 1995          $ 4,697,698


                         SCHEDULE 4
                    DISCLOSURE SCHEDULE

                              4(e)
                        Title to Assets


     FLEX owes the following amounts under certain personal property leases, that might, under certain circumstances, be construed to be financing arrangements resulting in a Security Interest in the property leased.

IBM       P.O. 301823
          to 10/31/97

          AS 400 Hardware
          AS 400 Software

          $1080.36/month x 30 months = $32,411


XEROX     P.O. 302176
          to 10/31/97

          Base $715.89 x 30 months =                    $21,477
          Copies nominal 15,000 @ $.0094 x 30 months =  $ 4,230
                                                        $25,707


ARI paid to Core States Bank

                                   No. of
Year     Make       Payment        Months         Total

'93     Lincoln      $819.10   x     25          $ 20,478
'93     Dodge        $476.68   x     25          $ 11,917
'93     Toyota       $505.77   x     27          $ 13,656
'93     Acura        $745.79   x     27          $ 20,136
'93     Volvo        $713.86   x     31          $ 22,130
'91     Pontiac      $357.95   x      3          $  1,074
'95     Eagle*       $505.00   x     50          $ 25,250
                                                 $114,641
'91     Forklift     $615.24   x      3          $  1,846
'91     Forklift     $702.94   x      5          $  3,515
                                                 $  5,361

        *Leased from PHH.


                         Paragraph 4(g)

                 Officers and Directors of FLEX


Officers:
     Michael B. Sullivan - President and Chief Executive Officer
     William H. Mayers - Chief Financial Officer and Secretary

Directors:
     James A. Alles - Chairman
     John McCullough
     Trevor N. Gazard
     Dr. James Seeser
     H. Dennis Lancaster



                         Paragraph 4(h)

                      Financial Statements




                         Paragraph 4(i)

                        Certain Changes


     (v) Exempt employees received annual performance reviews and salary increases on January 1, 1995.

     At its meeting of February 23, 1995, the Board of Directors of FLEX (A) approved payments under the 1994 Flex Products, Inc. Management Incentive Plan aggregating $167,000 and (B) adopted the Flex Products, Inc. Productivity and Safety Bonus Plan for Fiscal 1995; the Flex Products, Inc. Management Incentive Plan for Fiscal 1995 and the Flex Products, Inc. 1995-1997 Long Term Incentive Plan for the President and Chief Executive Officer.

     Attached hereto are printouts of FLEX's payroll as of December 22, 1994, and as of April 13, 1995.

   (vii) SICPA and OCLI have agreed, pursuant to this Agreement, to cause FLEX to retain all its employees as of the day immediately preceding the Closing Date with total compensation and benefits to be no less favorable in the aggregate than those in effect immediately prior to Closing; provided, however, that any such employee may be terminated for Cause (as defined in this Agreement).

  (viii)  See paragraph 4(k)

                               FLEX PRODUCTS, INC.
                     PAYROLL REPORT AT 12/22/95 AND 4/27/95

100410      083819    SNYDER,LOWELL V.     32.71
100410      084770    TEGLIA,DAWNA J.      15.40
100410      088044    BIE,ROY W.           51.31
100420      080106    DILLON,DON D         27.42
100420      081083    HARTMAN,JACK L       31.88
100420      084823    BENTZ,BRUCE L        25.34
100420      088014    TAYLOR,MICHAEL J     38.59
100420      088025    CONTARDI,LARRY D     30.63
100430      080855    WILLIAMS,LAWRENCE K  22.85
100430      083077    WILLIAMS,DONALD L.   25.75
100430      083408    WILLISON,KRAIG R     20.45
100430      083410    COOK,B. DANE         16.79
100430      083932    MORAN,JAMES B        21.98
100430      084052    DELAFUENTE,DAVID J   16.81
100430      084346    JACQUES,RUBEN        16.18
100430      084596    WILLIAMS,TANA L      20.89
100430      084599    SHUEY,BRIAN J.       13.79
100430      084691    BERTAO,LEONCIO B.    13.39
100430      084710    FOSTER,THOMAS G.     14.34
100430      084762    GLOYD,CHRISTOPHER M  13.08
100430      084812    BRUNING,JERRY M      11.36
100430      084824    EZIRM,CHARLES C      10.32
100430      088004    SAUCEDA,JESSE C      10.46
100430      088005    STERNE,GREGORY M      9.99
100430      088006    BATHKE,TROY T        10.05
100430      088009    MOELLER,KENNETH A    11.93
100430      088013    KROH,KEVIN T         11.98
100430      088019    FINNIGAN,DENNIS M    19.78
100430      088021    WHITRIGHT,LEIGH JAY  14.84
100430      088024    WROSCH,CHARLOTTE M   20.15
100430      088027    WHITRIGHT,RICHARD     9.97
100430      088029    LIVINGSTON,TIMOTHY   10.47
100430      088030    NINO-ANAYA,ADRIAN    10.26
100430      088033    HALL,JERRY V          8.73
100430      088034    SAHAGUN,REDENTOR L    8.53
100430      088042    VOLLMER,DEBORAH J    10.47
100430      088043    SCHICKER,THOMAS F     9.98
100430      088048    JIMENEZ,JONATHAN B.   9.10
100430      088049    OCEGUERA,CESAR R.     8.93
100430      088050    CUPPOLETTI,WILLIAM J 11.55
100430      088051    BOONE,TANYA L.        8.70
100430      088052    GIBLIN,SCOTT A.       8.62
100430      088053    FREITAS,DARRYL W.     8.76
100430      088054    ROSS,NANCY D.         8.67
100430      088055    JAMESON,JEFFREY L.    8.48
100430      088059    BEWLEY,R. MARK        8.50
100430      088061    RUDOLPH,SHAUN M.      8.46
100430      088062    EDMONDO,CLARK D.     11.00
100430      088063    OROZCO,ANTHONY T.     8.25
100430      088064    MCCLOSKEY,MICHAEL V.  8.25
100430      088065    MYERS,ERIC L.         9.69
100430      088068    PHILLIPS,MARK A.      8.50
100430      088069    LARSON,GARY D.        8.25
100430      088073    SHERMAN,MICHAEL R.    8.25
100430      088074    HENDERSON,DONALD R.   8.75
100430      088075    WILLIAMS,MALCOLM A.  10.00
100440      083194    TUCKER,BRIAN C       20.12
100440      084825    RHOADES,GLENN R      36.26
100440      088001    SHEFFIELD,MATTHEW G  23.78
100440      088017    SCHMIDT,DAVID T      22.95
100440      088028    WHITE,STEVEN E       21.61
100440      088032    PETERSON,MICHAEL J   15.50
100440      088036    CORY,RICHARD A       21.74
100440      088039    GOMEZ,RAUL           14.56
100510      082708    PHILLIPS,ROGER W     46.47
100510      084760    DAVIS,GREGORY F.     18.82
100510      084792    NEIFERT,STEPHEN R.   35.53
100510      088038    KITTLER,WILFRED C    45.95
100510      088041    BONKOWSKI,RICHARD L  67.52
100510      088057    FISHER,SHARI POWELL  30.02
100520      084820    BUNN,KEVIN R.        30.23
100520      088066    KUNKEL,FRANCYNE L.   13.00
100620      081849    SHIMETZ,TONY L       26.32
100620      082117    HAWORTH,PAMELA E     17.84
100620      088047    SULLIVAN,MICHAEL B.  91.35
100630      083010    KITAYAMA,DAVID T     32.55
100630      083498    STONE,DIANE S.       17.65
100630      084709    TAXER,MARSHALL       36.00
100630      088016    DAVIES,BARBARA L     12.42
100710      080121    MATTEUCCI,JOHN S     51.08
100710      080927    RIEDEL,HANS J        39.35
100710      082451    MATSON,BRUCE A       32.20
100710      082509    BLAIR,DEBORAH A.     17.34
100710      083100    HIGGINS,PATRICK K    50.74
100710      088067    BURDICK,VICTORIA P.  11.50
100730      080619    HARMS,GUNTHER K.     25.09
100730      082751    BROWN,IVAN W         25.09
100730      088022    TARTER,B SCOTT       30.10
100740      081574    BELEW,LORI J         19.12
100740      082580    HOLLINGSWORTH,KEITH  17.05
100740      083952    LEGALLEE,CHARLOTTE   26.43
100740      084748    LASKEY,PETER J       13.13
100750      082345    NOFI,MICHAEL R       28.30
100750      083621    LEARN,RONALD C       17.76
100750      084826    BADGER,TIM M         13.06
100750      088026    HOLTON,REBECCA A     11.40
100750      088058    SLUSSER,ROBERT G.    16.69
100750      088072    DAY,HOWARD E.        11.50
100810      083110    MARKANTES,CHARLES T  20.47
100810      084054    DROLL,F. JERRY       38.04
100810      088045    COOMBS,PAUL G.       32.82
100810      088070    GIBBONS,MARIAN S.    12.00


                         Paragraph 4(j)

                          Tax Matters


     (i) Flex has not filed any tax returns in connection with its Joint Development Agreement and associated Memorandum of Alliance with SICPA Industries of America, Inc.

     (iii) FLEX has entered into an agreement with the Sonoma County Assessor, waiving the statute of limitations specified by Revenue and Taxation Code Section 532 and agreeing to extend the statute of limitations for making an assessment or correction for property which may be assessable pursuant to California law for fiscal year 1989/1990 and 1990/1991 to December 31, 1995.

     FLEX has waived the federal statute of limitations for its tax year ended December 30, 1990 until December 31, 1995 and has received a request from the Internal Revenue Service to waive it again until December 31, 1996.

     FLEX has waived the federal statute of limitations for its tax year ended December 29, 1991 until December 31, 1996.




                         Paragraph 4(k)

                              Debt


     FLEX owed OCLI $324,078.60 as of March 26, 1995.

     FLEX owed ICIA, ICIAH and their affiliates $425,106.54 as of March 26, 1995.


                         Paragraph 4(l)

                          Real Estate


     (ii) Beta I and Beta II have been determined to be real property for California sales tax purposes. Certain fixtures and leasehold improvements owned by FLEX, including, without limitation Beta I and Beta II, might be considered to be real property for certain purposes.






                         Paragraph 4(m)

                          Receivables


     Attached hereto is a printout of all of FLEX's outstanding accounts receivable as of April 27, 1995. There were no outstanding notes receivable or insurance proceeds receivable as of such date.




                         Paragraph 4(n)

                           Litigation


     FLEX has received a letter, dated February 27, 1995, from Briceno & Freed, attorneys to a terminated employee, requesting that such employee be reinstated. The letter does not explicitly threaten litigation.




                         Paragraph 4(o)

                      Compliance with Laws


     FLEX has exceeded its permitted acetone emission levels for the 1994 calendar year.

     FLEX does not have in its possession a current air permit for its oven. Although it does have documentation showing that it has paid for such permit through June, 1995.

     There is groundwater contamination at FLEX's main facility.

     FLEX produces vacuum/blast room dusts, waste acetone, contaminated foil containing heavy metals, used oil, oil contaminated debris and acetone containing solvents which it delivers, at its site, to third party contractors which FLEX believes are reputable and who have represented to FLEX that they are appropriately licensed and will dispose of such materials lawfully.

     A plastic tub containing some used oil, owned by FLEX, overflowed due to rain and some oil escaped in to a sump on February 1, 1993.

     According to a memorandum from OCLI to FLEX, OCLI has received a notice from the Industrial Waste Superintendent of Santa Rosa, California that it is approaching its discharge limits for total toxic organics. Also according to such memorandum, the largest constituent of such discharge is acetone, a by-product of FLEX's operations.




                         Paragraph 4(p)

                            Permits


                       See paragraph 4(o)


     Permit Number SR-NR4898, relating to the discharge of industrial wastewater to the City of Santa Rosa's sewer system and issued by the City of Santa Rosa to FLEX, states that a sale of FLEX shall obligate the purchaser to seek prior written approval of the City for continued discharge to the sewer system.


                         Paragraph 4(t)

                        Labor Relations


     William H. Mayers and Colin Waters intend to terminate their employment with FLEX.



                         Paragraph 4(u)

                      Severance Agreements


     Severance Agreement and Release, dated as of January 13, 1993, by and between FLEX and Danforth Joslyn

     Letter Agreement, dated as of September 15, 1993, by and between FLEX and Michael Sullivan



                         Paragraph 4(v)

                     Intellectual Property


     Only one assignment of a foreign patent was determined to have been recorded in its corresponding foreign patent office. Australian patent 66451/86, from the US patent 5,059,245, originally assigned to OCLI then re-assigned to FLEX via bulk assignment. The assignment was recorded in the Australian Patent Office.

     All of the 9 foreign patents derived from the US patent
4,702,963, recite an incorrect parent application in the specification.

     EPC patent 84.114798.6, from the US patent 4,581,282, recites the incorrect frame numbers of the parent application in the specification.

     FLEX's use of certain intellectual property is restricted pursuant to that certain License Agreement, dated as of December 19, 1988, by and between OCLI and FLEX.

     BASF Aktiengesellschaft has made certain statements in writing regarding its belief that certain of FLEX's patents are invalid.

     That certain License and Supply Agreement, dated as of December 2, 1994, by and between FLEX and SICPA may affect the validity and/or enforceability of certain of FLEX's patents and/or patent applications.



                         Paragraph 4(w)

                         Contravention


     A sale of the majority of the voting stock of FLEX is considered an assignment under a lease, dated March 19, 1991, between Santa Rosa Corporate Center Associates, as lessor, and FLEX, as lessee. Therefore, FLEX must obtain the consent of such lessor to consummate the transactions contemplated hereby. The lease also provides that the documentation relating to the assignment must be provided to the lessor and that the lessee must pay the lessor's legal expenses incurred in connection with reviewing such documents.



                         Paragraph 4(y)

                       Material Contracts


     Purchase Order and Apparatus Sale Agreement dated December 12, 1994 and October, 1994, respectively, by and between FLEX and DIPLING, Hilmar Weinert, Vakuum-Verfahrenstechnik GMBH.

     Purchase Agreement, dated as of April 1, 1994, by and between FLEX and EM Industries, Inc.

     Basic Ordering Agreement, dated as of January 1, 1995, by and between FLEX and the Decorative Films Division of Avery Dennison
Corporation.

     Employment Contract, dated January 1, 1993, by and between FLEX and John Matteucci, Manager-Equipment Engineering and Process
Technology.

     Employment Contract, dated January 1, 1993, by and between FLEX and David Kitayama, Controller.

     Employment Contract, dated January 1, 1993, by and between FLEX and Patrick Higgins, Director-Research, Development and Engineering.

     Employment Contract, dated January 1, 1993, by and between FLEX and Roger Phillips, Manager-Product Technology.

     Severance Agreement and Release, dated January 13, 1993, by and between FLEX and Danforth Joslyn.

     Letter Agreement, dated as of September 15, 1993, by and between FLEX and Michael Sullivan

     Lease, dated as of December 19, 1988, as amended by letter agreement, dated as of July 7, 1993, by and between OCLI and FLEX.

     Lease, dated October 20, 1994, by and between FLEX and Stony
Point Investors II.

     Lease, dated March 19, 1991, by and between FLEX and Santa Rosa Corporate Center Associates.

     Warehousing Agreement, dated as of January 1, 1993, by and between FLEX and Zeneca, Inc.

     Joint Venture Agreement, dated as of December 19, 1988, by and among FLEX, ICIAH (as predecessor in interest to ICIA) and OCLI.

     License Agreement, dated as of December 19, 1988, by and between FLEX and OCLI.

     Research, Development and Engineering Agreement, dated as of December 19, 1988, by and between FLEX and OCLI.

     Support and Administrative Services Agreement, dated as of December 19, 1988, by and between FLEX and OCLI.

     Joint Development Letter Agreement, dated as of February 11,
1995, by and between FLEX and Catalina Coatings, Inc.

     FLEX is a party to numerous non-disclosure and mutual non-disclosure agreements and agreements for the confidential provision of engineering samples, which by their terms may not be disclosed to third parties.

     Letter of Intent, dated as of April 18, 1995, by and between FLEX and 3M.

     Supply Agreement, dated as of April 14, 1995, by and between FLEX and BASF Corporation.

     As of April 27, 1995 FLEX was also a party to certain purchase orders for more than $100,000 as shown on the attached list and other purchase orders for less than $100,000.

     As of April 27, 1995 FLEX was party to the customer orders shown on the attached list.



                               FLEX PRODUCTS, INC.
              OUTSTANDING PURCHASE ORDERS GREATER THAN $100,000.00
                              Report Date: 4/27/95

                                    PURCHASE
VENDOR NAME                        ORDER NUMBER      TOTAL

Avery c/o Northern Trust Co.          8566     $533,541.05

Cerac Incorporated                    8031      589,000.00

EM Industries, Inc.                   6181    1,029,000.00
                                      8571    2,060,000.00

General Vacuum Equipment              8188      250,000.00

Hoechst Diafoil Company               6783      136,070.64
                                      8662      133,056.00
                                      8665      153,442.80

Safety-Kleen                          7311      103,444.25

Varian Associates, Inc.               8835      137,230.00

Weinert Vakuum-Verfahrenstech         8674    1,160,445.46



                               FLEX PRODUCTS, INC.
                           CUSTOMER ORDERS BY CUSTOMER
                              Report Date: 4/27/95

                                Number of
Customer Name                    Orders      Total Dollars

Litchfield Precision Component       1            1,050.00

Lexmark International Inc.          11          270,912.00

3M Company                          52          449,775.83

SICPA S.A.                          32           2,785,519

Xerox                               38        1,282,341.18

OCE Nederland B.V.                   8          240,816.69

BASF Corporation                     1            9,900.00

Rexham Custom                        2               65.38

Boehringer Mannheim Corp.            1                0.00

     Total Orders                  161       $5,040,380.58



                         Paragraph 4(z)

                           Suppliers


     FLEX is dependent upon DIPLING, Hilmar Weinert, Vakuum-
Verfahrenstechnik GMBH to supply the BETA III.

     FLEX is dependent upon Hoechst Diafoil, Avery Dennison
Corporation and ICI Films for the provision of polyester films. Avery Dennison is the sole supplier of release coated PET film for the OVP product.

     FLEX is dependent upon EM Industries, Inc. for the provision of magnesium fluoride, EM Industries is the only viable supplier of magnesium fluoride in the volumes used by FLEX.